EXHIBIT 10.50

LEASE

This LEASE (“Lease”) is made as of January 11, 2005 (“Effective Date”) between BMR-201 INDUSTRIAL ROAD LLC, a Delaware limited liability company (“Landlord”), and NUVELO, INC., a Delaware corporation (“Tenant”), who agree as follows:

RECITALS:

This Lease is executed by Landlord and Tenant in contemplation of the following facts and circumstances:

A. Landlord is the owner of certain real property located in the City of San Carlos, State of California, commonly known as 201 Industrial Road, San Carlos, California, and more particularly described on Exhibits A and B which are attached and made a part of this Lease. The land consists of approximately 4.701 acres (together with any easements and appurtenances thereto, the “Land”) with two existing, connected buildings containing approximately 171,965 rentable square feet of space. The Land and the buildings are collectively referred to as the “Project.”

B. Tenant desires to lease from Landlord, and Landlord is willing to lease to Tenant, that portion of the Project (hereinafter referred to as the “Premises”) delineated on the floor plan attached hereto as Exhibit B-1 and made a part hereof, consisting of approximately 55,000 rentable square feet located on the third (3rd) floor and a portion of the fourth (4th) floor of the building known as “Building 2,” which Building 2 consists of approximately 92,048 rentable square feet of space, upon the terms and conditions contained herein (Building 2 is hereinafter referred to as the “Building”). Landlord and Tenant agree that for all purposes of this Lease, the total rentable square feet for the third (3rd) floor shall be deemed to be 45,574 square feet (with 43,972 usable square feet) and the total rentable square feet for the fourth (4th) floor shall be deemed to be 46,474 square feet (with 44,840 usable square feet).

C. As consideration for Tenant entering into this Lease, Landlord shall provide Tenant with a tenant improvement allowance to construct certain improvements to the Premises. In addition, Landlord agrees to cooperate with Tenant to establish a shipping and receiving area on the ground floor of the Building and to rework the reception area on the second (2nd) floor of the Building to address Tenant’s entry and aesthetic needs, the costs of which shall be paid from the Tenant Improvement Allowance (as defined in Section 4.5) except for those portions described as Landlord’s Work in the Work Letter, which shall be at Landlord’s sole cost and not as part of the Tenant Improvement Allowance.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS. The terms defined in this paragraph, for all purposes of this Lease, shall have the meanings herein specified. Terms defined elsewhere in this Lease shall have the meanings as defined thereunder.

1.1 “Applicable Law” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, permits, licenses, regulations, ordinances,

judgments, decrees, directions and injunctions affecting the Premises or any portion thereof or the use or occupancy thereof, whether now or hereafter enacted or in force, whether ordinary or extraordinary, foreseen or unforeseen.

1.2 “Claims” shall mean any and all liabilities (statutory or otherwise), obligations, claims, demands, damages, penalties, causes of action, costs, expenses (including attorneys’ fees and expenses), losses and injuries arising from the subject matter of an indemnity granted herein.

1.3 “Common Areas” shall mean all portions of the Project which are for the non-exclusive use of tenants of the Project, including, without limitation, driveways, sidewalks, parking areas, landscaped areas, service corridors, stairways, elevators, public restrooms and building lobbies.

1.4 “Default Rate” shall mean the greater of (i) ten percent (10%) per annum, or (ii) five percent (5%) per annum plus the discount rate of the Federal Reserve Bank situated nearest the Premises; provided, however, in no event shall the Default Rate exceed the maximum interest rate permitted under applicable law.

1.5 “HVAC-Building” shall mean all heating, ventilation and air conditioning equipment and all equipment and fixtures related thereto that services the Building or the Project.

1.6 “Lease Commencement Date” shall be the Effective Date.

1.7 “Lease Term” shall mean the period commencing with the Lease Commencement Date and ending after the term described in Paragraph 4.1.

1.8 “Lender” shall mean any lender whose loan is secured by a deed of trust on any part of the Premises or this leasehold interest.

1.9 “Rent” shall include all Monthly Rent, Additional Rent and all other sums of any and every sort payable hereunder to Landlord by Tenant.

1.10 “Rent Commencement Date” shall be the earliest of (i) the date Tenant’s Work (as defined in the Work Letter) is Substantially Completed; (ii) the date Tenant occupies substantially all of the Premises for the purpose of operating its business; (iii) such earlier date as provided in the Work Letter or as the parties hereto may agree; or (iv) September 1, 2005. Notwithstanding the foregoing, if Landlord does not cause temporary power to be provided to the Building with an electricity load equal to approximately 50 amps) on or prior to the February 1, 2005 (the “Outside Date”), then the Rent Commencement Date shall be extended by a day for each day that Landlord fails to complete such Landlord’s work after the Outside Date. Landlord and Tenant shall each execute and deliver to the other written acknowledgement of the Rent Commencement Date and the expiration date of the Lease Term when such is established and shall attach the acknowledgement to this Lease as part of Exhibit C; provided, however, failure to execute and deliver such acknowledgement shall not affect Landlord or Tenant’s rights or liabilities hereunder. Notwithstanding anything to the contrary in this Section 1.10, the Rent Commencement Date shall be delayed until Tenant shall have received a fully executed non-disturbance and attornment agreement from any mortgagee or deed of trust beneficiary of record as of the date of the mutual execution of this Lease, if applicable.

1.11 “Security Deposit” shall be an amount equal to three (3) times the Initial Monthly Rent.

1.12 “Substantially Complete(d)” and “Substantial Completion” shall mean latest of (i) the date of issuance of a temporary certificate of occupancy subject only to such minor work as would not unreasonably interfere with Tenant’s occupancy and use of the Premises for the purposes for which it is to be used, (ii) the date Tenant receive a Certificate of Substantial Completion in the form of the American Institute of Architects document G704 executed by the project architect and the general contractor, or (iii) the satisfaction of all requirements set forth in the Work Letter for project completion.

1.13 “Subtenant” shall mean any tenant, assignee, subtenant, licensee, concessionaire or other occupant of the Premises (other than Tenant); and the term “sublease” shall mean any lease, assignment, sublease, license or other agreement for the use or occupancy of any such space (other than this Lease).

1.14 “Taking” shall mean a taking or voluntary conveyance of title to or any interest in all or any part of the Premises, or the right to use all or any part thereof, pursuant to, as a result of, or in lieu or in anticipation of, the exercise of the right of condemnation, expropriation or eminent domain; and upon such a Taking the Premises, or such part thereof, shall be deemed to have been “taken.”

1.15 “Taxes” shall mean all government impositions including, without limitation, property tax costs consisting of real and personal property taxes and assessments (including amounts due under any improvement bond upon the Building or the Project, including the parcel or parcels of real property upon which the Building and areas serving the Building are located or assessments levied in lieu thereof) imposed by any governmental authority or agency on the Project or improvements thereon, any tax on or measured by gross rentals received from the rental of space in the Project, or tax based on the square footage of the Premises, the Building or the Project as well as any parking charges, utilities surcharges, or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any federal, state, regional, municipal or local government authority in connection with the use or occupancy of the Project or the parking facilities serving the Project; any tax on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof; provided, however, that “Taxes” shall in no event include (i) any franchise or income tax or any tax based on net rentals received from the rental of space in the Project or taxes which are the personal obligation of Tenant or of another tenant of the Project; (ii) any Taxes that are fairly allocate to any period of time prior to the Lease Commencement Date or following the expiration or sooner termination of this Lease (except for Tenant’s personal property taxes); and (iii) any Taxes that are fairly allocable to any other tenant’s personal property or payable as a result of a default by Landlord under this Lease or a default of any other tenant of the Project.

1.16 “Work Letter” shall mean the Work Letter attached hereto as Exhibit D.

2. FUNDAMENTAL LEASE PROVISIONS.

Initial Lease Term:	Seven (7) years

Rentable Area:	55,000 square feet, subject to adjustment pursuant to Paragraph 4.7

Rentable Area of Project:	171,965 square feet

Initial Annual Rent:	$28.20 per rentable square foot, subject to annual adjustments pursuant to Paragraph 5

Initial Monthly Rent:	$2.35 per rentable square foot, subject to annual adjustments pursuant to Paragraph 5

Security Deposit:	Three (3) times the Initial Monthly Rent

Target Rent Commencement Date:

Tenant’s Pro Rata Share of Operating Expenses:

62% with respect to Operating Expenses for the Building, subject to adjustment pursuant to Paragraph 4.7

32% with respect to Operating Expenses for the Project, subject to adjustment pursuant to Paragraph 4.7

Address for Notices:

To Landlord:	c/o BioMed Realty, L.P. 17140 Bernardo Center Drive, Suite 222 San Diego, California 92128 Attention: Gary A. Kreitzer

To Tenant:	Nuvelo, Inc. 201 Industrial Blvd. Bldg. #2 San Carlos, California 94070 Attention: Gary Titus

With a copy to:	Hopkins & Carley P.O. Box 1469 San Jose, California 95109-1469 Attention: Garth E. Pickett

Exhibits:

A (Legal Description)

B (Site Plan)

B-1 (Premises)

B-2 (Roof Rights)

C (Acknowledgement of Rent Commencement Date)

D (Work Letter)

E (Rules and Regulations)

F (Estoppel Certificate)

G (Expansion Space)

In the event of any conflict between any Fundamental Lease Provision and the balance of this Lease, the latter shall control.

3. AGREEMENT TO LEASE. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, under the terms and conditions of this Lease.

4. TERM AND POSSESSION.

4.1 Lease Term. The initial Lease Term shall begin as of the Lease Commencement Date and shall continue until seven (7) years after the Rent Commencement Date unless sooner terminated or renewed as provided in this Lease; provided that, if the Rent Commencement Date is other than the first of a calendar month, the initial Lease Term shall continue until seven (7) years after the first day of the calendar month following the month in which the Rent Commencement Date occurs. Provided that no Default has occurred and is continuing at the time Tenant elects to extend the Lease Term, Tenant, at its sole option, may extend the Lease Term for two (2) additional periods of five (5) years each (individually, an “Extension Period”), subject to all the provisions of this Lease, except, however the Rent (as defined in Paragraph 5 below) shall be adjusted at the commencement of each Extension Period to an amount equal to ninety-five percent (95%) of the then current fair market rental rate as agreed to by Landlord and Tenant, but in no event shall the Rent be less than the Rent payable on the date immediately preceding the commencement of such Extension Period. “Fair market rental rate” of the Premises shall be determined with reference to the then prevailing market rental rates for properties in the San Francisco mid-peninsula area with improvements and common area improvements comparable to those then existing in the Premises and paid for by Landlord. If after thirty (30) days following delivery of the written extension notice described in

Paragraph 4.2 below, Landlord and Tenant are unable to agree upon the fair market rental value of the Premises, Tenant shall obtain at its expense and deliver to Landlord an independent appraisal of the fair market rental value of the Premises as of the commencement of the Extension Period. Following its receipt of Tenant’s appraisal, Landlord may elect to obtain at its expense and deliver to Tenant a second independent appraisal of the fair market rental value of the Premises as of the commencement of the Extension Period. If Landlord elects not to obtain a second appraisal, or if Landlord’s appraisal is no more than five percent (5%) greater than Tenant’s appraisal, Tenant’s appraisal shall be conclusive. If Landlord’s appraisal is more than five percent (5%) greater than Tenant’s appraisal, the two appraisers shall appoint a third appraiser to appraise the fair market rental value of the Premises as of the commencement of the Extension Period, and the fair market rental value of the Premises shall be the arithmetical average of the two appraisals closest in their determination of fair market rental value. Landlord and Tenant shall bear equally the expense of the third appraiser. The Monthly Rent as so determined for each Extension Period shall be increased annually by $0.07 per rentable square foot above its then current amount as provided in Paragraph 5.1.4 below. All references in this Lease to “Lease Term” shall be considered to include both the initial term of this Lease and any properly executed Extension Period, and all references to termination or to the end of the Lease Term shall be considered to mean the termination or end of the initial term of this Lease or any exercised Extension Period, as the case may be.

4.2 Procedure to Extend Term. Tenant may exercise its option with respect to each Extension Period by complying with the following procedure: At least ten (10) months before the last day of the then applicable Lease Term (the “Exercise Period”), Tenant shall deliver written notice to Landlord setting forth Tenant’s irrevocable election to exercise the option to extend. Extension Periods are personal to Tenant and not assignable separate and apart from this Lease, except for an assignment pursuant to a merger or consolidation, or an assignment to a parent, subsidiary or affiliate of Tenant.

4.3 Tenant’s Default. Notwithstanding the foregoing, if a Default has occurred and is continuing at the time Tenant elects to extend the Lease Term (unless Tenant is diligently pursuing the cure of such Default), Tenant shall have no right to extend the Lease Term as herein provided, and Landlord shall be free to lease the Premises to any other party or parties. Furthermore, nothing in this Paragraph 4.3 shall increase or extend the Exercise Period.

4.4 Possession. Landlord shall endeavor to tender possession of the Premises to Tenant on or before January 5, 2005. Tenant may occupy any and all portions of the Premises, for the purpose of constructing Tenant’s tenant improvements therein and installing its furniture, fixtures and equipment, prior to the Rent Commencement Date, with no obligation to pay Rent until the Rent Commencement Date. Landlord shall have the right to perform Landlord’s Work after tendering possession, provided it does not materially interfere with Tenant’s Work. Delivery of possession is conditioned upon receipt by Tenant of a fully executed non-disturbance and attornment agreement from any mortgagee or deed of trust beneficiary of record as of the date of the mutual execution of this Lease, if applicable. In the event Landlord does not tender possession of the Premises to Tenant on or prior to the Outside Date, the Rent Commencement Date shall be extended by a day for each day that Landlord fails to tender possession of the Premises to Tenant after the Outside Date.

4.5 Tenant Improvements. Tenant shall cause to be constructed the tenant improvements in the Building (the “Tenant Improvements”) pursuant to the Work Letter at a cost to Landlord not to exceed Seven Million Seven Hundred Thousand Dollars ($7,700,000.00) (based upon One Hundred Forty Dollars ($140.00) per rentable square foot and subject to adjustment in Rentable Area as provided in Section 4.7 herein) (the “Tenant Improvement Allowance”) which shall include the cost of construction, cost of space planning, architect, engineering and other related services, building permits, signage, consulting fees, equipment (including personal property and trade fixtures, which shall not exceed fifteen percent (15%) of the Tenant Improvement Allowance), relocation costs, furniture, cabling and other planning and inspection fees. Any costs incurred in performing the Tenant Improvements described in the Work Letter in excess of the Tenant Improvement Allowance shall be borne solely by Tenant; provided, however, at Tenant’s option, Landlord shall fund such excess in an amount not to exceed Twenty-Five Dollars ($25.00) per rentable square foot (the “Additional Allowance,” and together with the Tenant Improvement Allowance, the “Combined Allowance”). The Additional Allowance shall be repaid by Tenant monthly as Additional Rent beginning with Tenant’s first Rent payment, in a monthly amount equal to the Additional Allowance fully amortized at an interest rate of twelve percent (12%) per annum over twelve (12) years. Tenant may prepay the remaining Additional Allowance at any time without penalty, and shall repay the remaining Additional Allowance in full upon expiration of the Lease Term. Any unused portion of the Tenant Improvement Allowance shall be credited against Monthly Rent payments as such Monthly Rent payments become due. In addition to the Tenant Improvement Allowance and Additional Allowance, Landlord will provide Tenant with an additional allowance of up to 15/100 Dollars ($0.15) per rentable square foot for purposes of Dowler-Gruman Architects preparing a preliminary space planning “test-fit,” payable upon Landlord’s receipt of such test-fit prior to construction of any tenant improvements.

4.6 Termination Option. Tenant shall have an option to terminate this Lease (the “Termination Option”) for a period commencing on the Lease Commencement Date and ending on the fourth (4th) anniversary of the Rent Commencement Date (the “Termination Option Period”). Tenant shall be entitled to exercise the Termination Option by giving notice to Landlord prior to the expiration of the Termination Option Period. If Tenant exercises the Termination Option, (a) the termination of the Lease shall be effective as of the fifth (5th) anniversary of the Rent Commencement Date (the “Termination Date”), (b) Tenant shall continue to meet all of its obligations under the Lease, including the payment of Rent, through the Termination Date and (c) on the Termination Date, Tenant will pay Landlord the remaining unamortized portion of the Tenant Improvement Allowance, the remaining Additional Allowance, if any, and leasing commissions (the “Termination Penalty”), based on an eighty-four (84) month amortization period for the Premises and the actual lease term of any Expansion Space (calculated using a flat average, with no interest). The Termination Penalty shall be pro rated based on the actual rentable square footage leased by Tenant under this Lease on the Termination Date. Tenant’s right to exercise the Termination Option shall be subject to the conditions that (i) no voluntary or involuntary petition in bankruptcy naming Tenant as debtor has been filed, and no general assignment for the benefit of creditors has been made by Tenant prior to the termination of the Lease and (ii) Tenant shall not be in Default under the Lease beyond any applicable cure period provided in the Lease at the time Tenant exercises the Termination Option and through the Termination Date, and if Tenant is in Default beyond any applicable cure period during such period, then any effort to exercise the Termination Option, whether occurring before or after any such Default by Tenant, shall be null and void. Notwithstanding the foregoing to the contrary, in the event Tenant is in Default but is diligently pursuing the cure of such default, Tenant may exercise the Termination Option provided that such Default is cured by Tenant within a reasonable time thereafter but in no event later than the Termination Date.

4.7 Rentable Square Footage. The term “Rentable Area” as set forth in Section 2 and as referenced within the Work Letter attached hereto as Exhibit “D” and as may otherwise be referenced within this Lease shall be adjusted after being calculated in accordance with the 1996 Standard Method for Measuring Floor Area in Office Buildings as adopted by the Building Owners and Managers Association. The calculation shall be based upon the Approved Tenant Plans, as defined in Section 3.2 of the Work Letter, and shall be made by Dowler-Gruman Architects as Tenant’s architect. In addition to the Premises, the Rentable Area shall include any interior shipping and receiving area and storage area utilized by Tenant. After finalization of the calculation of the Rentable Area, Section 2 of the Lease shall be adjusted as to Rentable Area and Tenants Pro Rata Share of Operating Expenses, if necessary.

5. RENT; SECURITY DEPOSIT.

5.1 Monthly Rent.

5.1.1 Tenant shall pay the Rent to Landlord during the Lease Term, commencing as of the Rent Commencement Date, without deduction, setoff, prior notice or demand. Tenant shall pay the Rent in advance on the first day of each calendar month during the Lease Term. Rent for any partial months will be prorated based upon the number of days in the month, and will be paid in advance on the first day of each month.

5.1.2 Upon the Rent Commencement Date, Tenant shall pay to Landlord the Rent due and payable for the first full calendar month of the Lease Term. If the Rent Commencement Date is not on the first day of a calendar month, Tenant shall pay to Landlord the prorated Rent for the first partial month of the Lease Term.

5.1.3 All Rent payable hereunder shall be paid to Landlord in lawful money of the United States of America which shall be legal tender at the time of payment at Landlord’s office or to such other person or at such other place as Landlord from time to time may designate in writing.

5.1.4 The Initial Annual Rent shall be the amount set forth in Paragraph 2. The Annual Rent will be payable in twelve (12) equal installments (“Monthly Rent”). The Landlord and Tenant shall attach an acknowledgement of the Initial Annual Rent to this Lease as part of Exhibit C; provided, however, failure to execute and deliver such acknowledgement shall not affect Landlord’s or Tenant’s rights or liabilities hereunder. Effective each year during the Lease Term (including any Extension Period) on the anniversary of the first day of the calendar month following the month in which the Rent Commencement Date occurs, Monthly Rent shall be increased by $0.07 per rentable square foot above its then current amount.

5.2 Additional Rent. Commencing upon the Rent Commencement Date Tenant shall pay to Landlord (unless otherwise expressly required hereunder to pay directly to a third party), as additional rent (“Additional Rent”), all sums of money of any and every sort required to be paid by Tenant under this Lease, whether or not the same are designated as Additional Rent. If such amounts or charges are not paid at the time provided in this Lease, they shall nevertheless be collectible as Additional Rent with the next installment of Monthly Rent thereafter falling due, but nothing herein contained shall be deemed to suspend or delay the payment of any amount of money or charge at the time the same becomes due and payable hereunder, or limit any other remedy of Landlord.

5.3 Late Payment. If Tenant shall fail to pay, when the same is due and payable (after giving effect to any applicable notice and cure period), any Rent, such unpaid amounts shall bear interest at the Default Rate from the date which is two (2) business days after written notice from Landlord that such payment is due. Tenant further acknowledges that late payment of Monthly Rent will cause Landlord to incur certain costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to determine with certainty. For this reason, in addition to interest, if Tenant shall fail to pay (which for purposes of this paragraph, “pay” shall mean actual receipt of the payment by Landlord) any installment of Monthly Rent by the fifth (5th) day after receipt of written notice from Landlord of such late payment, a late charge equal to three and one-half percent (3.5%) of the overdue installment of Monthly Rent automatically shall be due without further notice, and shall be in addition to all other sums due. The Parties agree that this additional late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant.

5.4 No Right to Setoff. Tenant shall pay to Landlord, throughout the Lease Term, the Rent and other sums payable hereunder, free of any charges, assessments, deductions or reductions of any kind, and without abatement, deduction or setoff except as otherwise expressly provided for herein.

5.5 Payment of Security Deposit. Landlord hereby acknowledges receipt of Tenant’s Security Deposit unless this Lease is executed on or before January 3, 2005, in which event the Security Deposit shall be delivered to Landlord on January 5, 2005. This amount shall be deposited by Landlord into a non-segregated, interest-bearing bank account (with interest accruing for the benefit of Landlord) in a federally insured bank or savings institution, and shall be held for the faithful performance of all of the provisions and conditions of this Lease to be kept and performed by Tenant hereunder and under the Work Letter. Landlord’s obligation with respect to the Security Deposit is that of a debtor and not of a trustee.

5.6 Use of Security Deposit. If Tenant defaults with respect to the payment of Rent or any other covenant contained herein or in the Work Letter, Landlord may use or retain all or any part of the Security Deposit for the payment of any Monthly Rent, Additional Rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s Default. Landlord also may apply the Security

Deposit toward costs incurred to repair damages to the Premises, other than ordinary wear and tear, and damage from casualty or condemnation, or to reasonably clean the Premises upon termination of this Lease. If any portion of the Security Deposit is so applied or used, Tenant shall, within five (5) business days after written notice thereof, deposit an additional amount with Landlord sufficient to restore the Security Deposit to the amount set forth in Paragraph 1.11, and Tenant’s failure to do so shall constitute a material breach of this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by Tenant, the Security Deposit (including interest thereon), or the balance thereof, shall be returned to Tenant (or, at Landlord’s option to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of the Lease, subject to the provisions of Paragraph 27. Landlord and/or the Lender may use, apply or retain all or any part of the Security Deposit for the payment of Tenant Improvement costs incurred by Landlord in excess of the Combined Allowance. If any portion of the Security Deposit is so applied, upon the Rent Commencement Date, Tenant shall deposit cash or a replacement letter of credit with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall constitute a material breach of this Lease. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

5.7 Pledge of Security Deposit. Subject to Tenant’s right, title and interest in the Security Deposit, the Security Deposit may be pledged by Landlord as additional collateral to the Lender.

5.8 Letter of Credit. The Security Deposit may be delivered either in cash or in the form of letter of credit reasonably acceptable to Landlord.

5.8.1 In lieu of depositing cash as the Security Deposit, Tenant shall have the right to deliver to Landlord an unconditional, irrevocable standby letter of credit in the amount of the cash Security Deposit otherwise required hereunder, which letter of credit shall (a) be in a form reasonably acceptable to Landlord, (b) be issued by a financial institution selected by Tenant and reasonably acceptable to Landlord, (c) be for the benefit of Landlord, but shall be assignable by Landlord to any subsequent purchaser or encumbrancer of the Building or the Project, (d) be automatically renewable from year to year throughout the Lease Term, (e) be payable by draft sight in a location reasonably acceptable to Landlord upon presentation of a certification signed by an officer of Landlord which states that a default under the Lease has occurred and has not been cured within any applicable cure period, and (f) be payable in the event such letter of credit is not renewed on or before the date which is thirty (30) days prior to its expiration. Any amounts of cash drawn on a letter of credit Security Deposit will thereafter be treated as a cash Security Deposit hereunder.

5.8.2 Tenant shall have the right at any time during the Lease Term upon thirty (30) days prior written notice to Landlord (i) to replace a cash Security Deposit with a letter of credit which complies with all the terms of Paragraph 5.8.1, or (ii) to replace a letter of credit Security Deposit with an applicable amount of cash.

6. PERMITTED USE.

6.1 Permitted Use. Tenant shall use the Premises for the purposes of laboratory research (including animal testing), administration, pharmaceutical and related health care research uses (and only for such purposes) (the “Permitted Use”). During the Lease Term, the Premises and every part thereof shall be kept by the Tenant in a clean and wholesome condition, free of any noises or activities, which constitute any nuisance. Tenant shall comply with all Applicable Law in all respects and at all times during the Lease Term.

6.2 No Violations. Tenant shall not use or occupy the Premises in violation of any federal, state and local laws and regulations, zoning ordinances, or the certificate of occupancy issued for the Building or the Project, and shall, upon five (5) days written notice from Landlord, discontinue any use of the Premises upon demand of any governmental authority having jurisdiction which declares or claims a violation of law, regulation or zoning ordinance or of such certificate of occupancy, or which in the reasonable opinion of Landlord violates law, regulation or zoning ordinance or the certificate of occupancy. Tenant shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof. Tenant shall not do or permit anything to be done in or about the Premises, except as is reasonably consistent with the Permitted Use, which shall in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them, or use or allow the Premises to be used for unlawful purpose, nor shall Tenant knowingly cause, maintain or permit any nuisance or waste in, on or about the Premises, the Building or the Project.

6.3 Additional Locks. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant nor shall any changes be made in existing locks or the mechanism thereof without the prior written consent of Landlord; provided, however. Tenant shall be entitled to change existing office, storage and other ancillary door locks or the mechanism thereof without the prior written consent of Landlord so long as a copy of the new key is promptly provided to Landlord. Tenant must, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key so furnished is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

6.4 Exterior Appearance. No awnings or other projection shall be attached to any outside wall of the building other than as expressly permitted under this Lease. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the express written consent of Landlord, nor shall any bottles, parcels, or other articles be placed on the windowsills. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without the express written consent of Landlord.

6.5 Signs. No sign, advertisement, or notice shall be exhibited, painted or affixed by Tenant on any part of the Premises, the Building or the Project without the prior written consent of Landlord; provided, however, subject to the rights of Nektar Therapeutics to have a proportionate share of external and monument signage, in proportion to the ratio between the useable square footage in its premises and the total useable square footage on the Project, and to continue to display its corporate name and logo on the exterior of the buildings and the monument in the size and manner it is displayed as of the Effective Date, and in compliance with Applicable Laws relating to such signage, (a) Tenant shall have the right to ground monument signage at the entrance to the Project, and (b) during such time as the Premises encompasses the entire third (3rd) floor of the Building, Tenant (at its sole cost and expense) shall have the right to external, building-top signage on the southeastern side of the Building facing Highway 101, displaying Tenant’s corporate logo, such external signage to be the maximum available signage permitted by Applicable Laws, but not greater than the external signage of Nectar Therapeutics as it is displayed as of the Effective Date subject to the foregoing. Landlord agrees to cooperate with Tenant, without any cost to itself, if Tenant chooses to seek a signage variance from the appropriate governmental agency in order to increase the size of its exterior signage. Common Area, Building ground monument and directory signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the expense of Landlord (except ground monument signage, which shall be at the expense of Tenant), and shall be of a size, color and type typical of the Project. The directory tablet shall be provided exclusively for the display of the name and location of tenants only. In addition, Tenant may, at Tenant’s sole cost and with Landlord’s consent (which consent shall not be unreasonably withheld, delayed or conditioned), install signage in the reception area of the Building on the south wall abutting Tenant’s Premises.

6.6 Structural Integrity. Landlord agrees and acknowledges that the Building load is one hundred (100) pounds per square foot for dead load and one hundred fifty (150) pounds per square foot for live load. Tenant shall cause any office equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending outside the Building. Further, no equipment or machinery weighing five hundred (500) pounds, or greater, shall be placed in the Premises without advance notice to and approval by Landlord. Such equipment or machinery, if approved by Landlord, shall be placed only at a location designed to carry the weight of such equipment.

6.7 ADA. Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of Tenant’s particular use of the Premises with the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with regulations promulgated pursuant thereto, “ADA”) and Tenant shall indemnify, defend and hold Landlord harmless from and against any loss, cost, liability or expense (including reasonable attorneys’ fees and disbursements) arising out of any failure of the Premises to comply with the ADA; provided that in no event shall Tenant be responsible for any alterations to the Premises that are part of Landlord’s Work or any alterations to the Common Areas that are performed by Landlord. Notwithstanding the foregoing, Landlord represents and warrants to Tenant that, if based upon current interpretations of ADA as of the Commencement Date, the Premises (exclusive of furniture and equipment) fail, as of the Lease Commencement Date, to comply with ADA, Landlord will be solely responsible, at its cost and not as an Operating Expense, to correct such violation of ADA.

6.8 Roof Rights. During the Lease Term, Tenant shall have access to the roof of the Building for the purpose of installing and operating satellite or wireless communication equipment, which installation and operation shall be subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Any such equipment shall be installed on the roof of the Building, in the permitted locations shown on Exhibit B-2 hereto, by means of a roof mount so that (1) no part of the equipment or mount can be seen from Industrial Road or any Common Area, (2) no penetration of the roof of the Building results from the installation of the equipment and (3) no alteration or damage is caused to the roof of the Building as a result of such installation. Tenant shall bear all costs related to any such equipment, including, but not limited to, installation, maintenance, repairs, operation, permitting and other governmental approvals, and any roofing damage, leaks, loss of warranty coverage by Landlord or other roofing issues, and returning the roof and installation site to its original condition at the end of the Lease Term (if so requested by Landlord). Notwithstanding the foregoing, Tenant shall not be required to restore any roof equipment or installation that are part of the initial Tenant Improvements. The presence or operation of such equipment shall not interfere in any way with or violate the rights of any other person or entity, including the rights of existing tenants and rooftop users and uses. Tenant shall indemnify Landlord and its officers, directors, employees, agents and affiliates from any loss, damage or claim (including reasonable attorneys’ fees) made by any third party due to or arising out of Tenant’s possession or operation of such equipment. Only licensed contractors with valid liability and worker’s compensation insurance in place shall perform any work related to any such equipment, and Landlord, any ground lessor and any Lender (or its successors and assigns) shall be named as additional insureds.

7. TAXES; OPERATING EXPENSES.

7.1 Payment of Real Property Taxes. Commencing with the Rent Commencement Date and continuing for each calendar year, or tax year at Landlord’s option (such “tax year” being a period of twelve (12) consecutive calendar months for which the applicable taxing authority levies or assesses Taxes), for the balance of the Lease Term, Tenant shall pay to Landlord Tenant’s Pro Rata Share of all Taxes, pursuant to Paragraph 7.5 below. Such sum for any partial year of the Lease Term shall be prorated on the basis of the number of days of such partial year. At Tenant’s request, Landlord shall provide Tenant with a copy of the applicable Tax bill or Tax statement from the taxing authority. In addition to any other amounts due from Tenant to Landlord, if Tenant fails to pay the Taxes to Landlord as herein required, Tenant shall pay to Landlord the amount of any interest, penalties or late charges caused by Tenant’s late payment.

7.1.1 If the Premises are separately assessed, Tenant shall have the right, by appropriate proceedings, to protest or contest in good faith any assessment or reassessment of Taxes, any special assessment, or the validity of any Taxes or of any change in assessment or tax rate; provided, however, that prior to any such challenge Tenant must either (a) pay the taxes alleged to be due in their entirety and seek a refund from the appropriate authority, or (b) post bond in an amount sufficient to insure full payment of the Taxes. In any event, upon a final determination with respect to such contest or protest, Tenant shall promptly pay all sums found to be due with respect thereto. In any such protest or contest, Tenant may act in its own name, and at the request of Tenant, Landlord shall cooperate with Tenant in any way Tenant may reasonably require in connection with such contest or protest, including signing such documents as Tenant reasonably shall request, provided that such cooperation shall be at no expense to Landlord and shall not require Landlord to attend any appeal or other hearing. Any such contest or protest shall be at Tenant’s sole expense, and if any penalties, interest or late charges become payable with respect to the Taxes as a result of such contest or protest, Tenant shall pay the same.

7.1.2 If Tenant obtains a refund as the result of Tenant’s protest or contest and subject to Tenant’s obligation to pay Landlord’s costs (if any) associated therewith, Tenant shall be entitled to such refund to the extent it relates to the Premises during the Lease Term.

7.2 Personal Property Taxes. Tenant shall be solely responsible for the payment of any and all taxes levied upon personal property and trade fixtures located upon the Premises and shall pay the same at least ten (10) days prior to delinquency. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building or the Project is increased by the inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord after written notice to Tenant pays the taxes based upon such increase in the assessed value, then Tenant shall upon demand repay to Landlord the taxes so levied against Landlord.

7.3 Other Taxes. If at any time during the Lease Term under the laws of the United States Government, state, county or city, or any political subdivision thereof in which the Premises are situated, a tax or excise on rent or any other tax, however described, is levied or assessed by any such political body against Landlord on account of rentals payable to Landlord hereunder, such tax or excise shall be considered “Taxes” for the purposes of this Article 7, excluding, however, from such tax or excise any amount assessed against Landlord as state or federal income tax.

7.4 Intentionally Omitted.

7.5 Payment of Operating Expenses

7.5.1 As used herein, the term “Operating Expenses” shall include:

(a) Taxes as defined in Paragraph 1.15 above.

(b) All other reasonable costs paid or incurred by Landlord in connection with the operation and maintenance of the Building and the Project including, by way of examples and not as a limitation upon the generality of the foregoing, costs of repairs and replacements to improvements (other than capital improvements described in Paragraph 7.5.1(d)) within the Project as appropriate to maintain the Project as required hereunder; costs of utilities furnished to any Common Areas; sewer fees; cable TV, when applicable; trash collection; cleaning, including windows; costs of maintaining HVAC-Building; maintenance of landscape and grounds, drives and parking areas; security services and devices; building supplies; maintenance and replacement to equipment utilized for operation and maintenance of the Project that are not included in the capital improvements described in Paragraph 7.5.1(d); license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Project and Building systems and equipment; the cost of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property provided by Landlord for use in the Common Areas; capital expenditures costing Fifty Thousand Dollars ($50,000) or less, provided that the cost of all other capital expenditures shall be amortized over the useful life of any such capital expenditure (calculated in accordance with GAAP) and included in Operating Expenses, and further provided that Tenant shall not be responsible for any amortized capital expenditures attributed to any period after the Lease Term; costs of complying with any applicable laws; hazard waste remediation, rules or regulations; insurance premiums including premiums for public liability, property casualty, earthquake and environmental coverages; portions of insured losses paid by Landlord as part of deductible portion of loss by reason of insurance policy terms not to exceed $100,000 per occurrence, with such amount to be amortized over the remainder of the Lease Term (provided, Tenant shall not be required to pay any such deductibles for events occurring in the last year of the Lease Term); service contracts; costs of services of independent contractors retained to do work of nature before referenced, and costs of compensation not to exceed market rate (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including without limitation, janitors, floor waxers, window-washers, watchmen, gardeners, sweepers and handymen; and costs of management services, which costs of management services shall not exceed two percent (2%) of the Monthly Rent due from Tenant, whether or not Landlord incurs fees payable to any third party to provide such services and without regard to the actual costs incurred by Landlord for such services.

(c) Notwithstanding the foregoing, Operating Expenses shall not include any leasing commissions, including any legal fees, advertising costs, or other related expenses incurred by Landlord in connection with the leasing of space to individual tenants of the Project; expenses which relate to preparation of rental space for a tenant; expenses of initial development and construction, including but not limited to, grading, paving, landscaping and decorating (as distinguished from maintenance repair and replacement of the foregoing); repairs and maintenance of the structural and exterior portions and Common Areas of the Building and Project described in Paragraph 7.5.1(d); legal expenses relating to other tenants; costs of repair to the extent reimbursed by payment received by Landlord of insurance proceeds or from funds provided by Tenant or any other tenant; interest upon loans to Landlord or secured by mortgage or deed of trust covering the Project or a portion thereof (provided interest upon a government assessment or improvement bond payable in installments is an Operating Expense under subparagraph (a) above); salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes (provided this exclusion of “depreciation” is not intended to delete from Operating Expenses actual costs of repairs and replacements in regard thereto which are provided for in subparagraph (b) above); and taxes of the types that are excluded from “Taxes” in Paragraph 1.15 above. In addition, Operating Expenses shall also not include the following: (i) the cost of constructing tenant improvements for any other tenant of the Project; (ii) the cost of special services, goods, or materials provided to any other tenant of the Project; (iii) repairs, alterations, additions, improvements, or replacements needed to rectify or correct any defects in the original design, materials, or workmanship of the base building structural systems of the Building and Project, including the foundations, roof structure and exterior walls, Landlord’s Work or any latent defects in the Building or Project; (iv) damage and repairs necessitated by the gross negligence or willful misconduct of Landlord, Landlord’s employees, contractors, or agents; (v) Landlord’s general overhead expenses not related to the Project; (vi) legal fees, accountants’ fees, and other expenses incurred in connection with disputes of tenants or other occupants of the Project or associated with the enforcement of the terms of any leases with tenants or the defense of Landlord’s title to or interest in the Project or any part thereof; (vii) costs incurred due to a violation by Landlord or any other tenant of the Project of the terms and conditions of a lease; (viii) costs of any service provided to Tenant or other occupants of the Project for which Landlord is reimbursed; and (ix) any cost of investigation, testing or cleanup relating to Hazardous Materials not related to Tenant’s use or occupancy of the Premises.

(d) Notwithstanding anything to the contrary in this Paragraph 7.5, Landlord agrees to perform, at its sole cost and expense and not as part of the Operating Expenses during the Lease Term, including any renewal terms, all necessary and customary capital repairs and capital replacements involving the base building structural systems of the Building and Project, including the foundations, roof structure and exterior walls.

7.5.2 Tenant shall pay to Landlord on the first day of each calendar month of the Lease Term, as Additional Rent, Landlord’s estimate of Tenant’s Pro Rata Share of Operating Expenses for such month. Tenant’s Pro Rata Share shall be as set forth in Paragraph 2 above and shall be separately calculated with respect to Operating Expenses of the Building, which shall include Operating Expenses relating solely to the Building, and Operating Expenses of the Project, which shall include Operating Expenses relating to the Project excluding Operating Expenses relating solely to the Building. The rentable square footage of the Premises, the Building and the Project referred to in the Recitals of this Lease shall be deemed the actual rentable square feet in the Premises, the Building and the Project.

(a) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days of Landlord’s written demand. If the amounts paid by Tenant pursuant to Paragraph 7.5.2 exceeds Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year, the difference shall be credited by Landlord against the Rent next due and owing from Tenant; provided that, if the Lease Term has expired, Landlord shall accompany said statement with payment for the amount of such difference.

(b) Any amount due under this Paragraph 7.5.2 for any period which is less than a full month shall be prorated (based on a 30-day month) for such fractional month.

7.5.3 Landlord’s annual statement shall be final and binding upon Tenant unless Tenant, within one hundred and twenty (120) days after Tenant’s receipt thereof,

shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such one hundred and twenty (120) day period, Tenant reasonably and in good faith questions or contests the correctness of Landlord’s statement of Tenant’s Pro Rata Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s books and records and such information as Landlord reasonably determines to be responsive to Tenant’s questions. In the event that after Tenant’s review of such information, Landlord and Tenant cannot agree upon the amount of Tenant’s Pro Rata Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm hired by Tenant (at Tenant’s sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld or delayed) audit and/or review such Landlord’s books and records for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that Tenant’s Pro Rata Share of Operating Expenses actually paid for the calendar year in question exceeded Tenant’s obligations for such calendar year, Landlord shall, at Tenant’s option, either (1) credit the excess to the next succeeding installments of estimated Additional Rent or (2) pay the excess to Tenant within thirty (30) days after delivery of such statement. If the Independent Review shows that Tenant’s payments of Tenant’s Pro Rata Share of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, Tenant shall pay the deficiency to the Landlord within thirty (30) days after delivery of such statement.

7.5.4 Tenant shall not be responsible for Operating Expenses attributable to the time period prior to the Rent Commencement Date, except to the extent owing under any prior lease with Landlord or, if Landlord shall permit Tenant occupancy of the Premises prior to the Rent Commencement Date for purposes of conducting Tenant’s business therein, Tenant shall be responsible for Operating Expenses from such earlier date of occupancy pursuant to Paragraph 4.4. The responsibility of Tenant for Tenant’s Pro Rata Share of Operating Expenses shall continue to the latest of (i) the date of termination of the Lease, (ii) the date Tenant has fully vacated the Premises, or (iii) if termination of the Lease is due to the default of Tenant, the date of rental commencement of a replacement tenant.

7.5.5 Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and in the calendar year in which such obligation ceases, shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums which are incurred for an extended time period shall be prorated based upon time periods to which applicable so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

8. CONDITION OF PREMISES.

8.1 Condition of Premises. Tenant has determined to lease the Premises after a full and complete investigation and examination thereof. Subject to latent defects in Landlord’s Work, Tenant accepts the Premises and all other rights under this Lease “as is.” Except as is expressly provided herein or under the Work Letter, Landlord shall not be required to furnish any services or facilities or to make any repairs or alterations in or to the Premises throughout the Lease Term.

8.2 Landlord’s Warranties. Landlord represents and warrants that, to its knowledge as of the date Landlord delivers possession of the Premises to Tenant, the Building and the Project, other than the Premises and Tenant’s Work, are in compliance with all applicable building codes, permits, laws and regulations, including without limitation, ADA and Title 24. Landlord further represents and warrants that it shall deliver possession of the Premises with all structural elements and building systems, including, but not limited to, HVAC-Building (which shall be building standard), mechanical, electrical, and plumbing systems, in good operating order and repair and the roof watertight. Excluding the foregoing representations and warranties in this Paragraph 8.2, Landlord has not made and makes no representations or warranties to Tenant of any kind regarding the Premises, the Building or the Project, including, without limitation, any representation or warranty regarding the physical condition of the Premises, its suitability for Tenant’s intended use, or the availability or capacity of sewer to the Premises.

9. ALTERATIONS AND IMPROVEMENTS.

9.1 Construction Requirements. Any alterations or improvements to the Premises of any kind by Tenant (other than those constructed pursuant to the Work Letter which will be subject to the terms thereof), the cost of which exceeds One Hundred Thousand Dollars ($100,000) or which alters, affects, or modifies Building or Project systems (including, without limitation, mechanical, electrical, plumbing, or HVAC-Building systems), structural components, or the exterior of the Building or Project shall be subject to satisfaction of each of the following conditions:

9.1.1 Architectural Review. Prior to commencement of any work, Tenant shall submit its proposed final plans and specifications to Landlord for Landlord’s consent, which consent shall not be unreasonably withheld, delayed or conditioned. Landlord agrees to respond to Tenant’s proposed final plans and specifications within ten (10) days after its receipt of such final plans and specifications. Landlord’s failure to approve or disapprove within said ten (10) days shall be deemed approval.

9.1.2 Code Compliance. Tenant shall comply with all Applicable Law, and Tenant shall obtain all required permits and approvals, including, but not limited to, any grading permits, building permits, zoning and planning requirements and approvals from any and all necessary governmental agencies and bodies.

9.1.3 Insurance. Tenant shall deliver to Landlord certificates of insurance evidencing that Tenant or the general contractor has obtained builder’s all-risk risk insurance in an amount not less than Two Million Dollars ($2,000,000), or in the alternative, a cost of construction endorsement to Tenant’s or such general contractor’s general liability insurance. Tenant also shall deliver to Landlord evidence of worker’s compensation insurance coverage for all persons employed in connection with the construction and with respect to whom death or personal injury claims could be asserted against Landlord or the Premises. Tenant also shall deliver to Landlord evidence that Tenant has paid or caused to be paid all premiums for the insurance described in this paragraph. Tenant shall maintain or cause to be paid all premiums required to maintain and keep in force all insurance described in this paragraph at all times during which the construction is in progress.

9.1.4 Construction Requirements. Once any work of construction has begun, Tenant shall prosecute with reasonable diligence the same to conclusion. All construction shall be performed in a good and workmanlike manner, shall comply with all Applicable Law and shall be completed in conformance with the plans and specifications approved by Landlord.

9.1.5 Notice of Construction; Mechanics’ Liens. Landlord and its representatives shall have the right to go upon and inspect the Premises at all reasonable times upon reasonable prior notice and shall have the right to post and keep posted thereon notices of non-responsibility, or such other notices which Landlord may deem to be proper for the protection of Landlord’s interest in the Premises; provided, however, that such rights shall not unreasonably interfere with Tenant’s use or possession of the Premises. Before the commencement of any work, which might result in any lien, Tenant shall give to Landlord written notice of its intention to do so in sufficient time to enable the posting of such notices. Subject to Tenant’s right to contest any Claim or lien, Tenant shall keep the Premises, the Building and the Project free and clear of any and all liens and encumbrances which may arise at any time in connection with the improvement of the Premises by Tenant or its agents and contractors. Subject to Tenant’s right to contest any Claim or lien, Tenant shall pay and discharge all expenses incurred by Tenant for the services of mechanics and for the cost of goods and materials supplied by materialmen, and Tenant shall defend, indemnify and hold harmless Landlord and the Premises from and against any Claims by such mechanics or materialmen for labor or services performed or goods supplied at the request of Tenant. Furthermore, subject to Tenant’s right to contest any Claim or lien, Tenant shall, at its cost and expense, remove all such mechanics’ liens by bond or otherwise within ten (10) working days after the filing thereof. If Tenant desires to contest any Claim or lien, it shall be entitled to do so on the condition that Tenant first shall either (1) furnish Landlord a bond of a responsible corporate surety approved by Landlord in such amount as is sufficient to cause discharge of the lien of record, and conditioned on the discharge of the lien, or (2) furnish Landlord with other assurances satisfactory to Landlord that Landlord will be protected from the effect of such Claim or lien. If a final judgment establishing the validity or existence of a lien for any amount is entered, Tenant shall pay and satisfy the same at once. If Tenant shall not have paid, as and when required by this Paragraph 9.1.5, any charge for which a mechanics’ lien claim and suit to foreclose the lien have been filed, or if Tenant shall not have given Landlord security to protect the Premises and Landlord against such Claim or lien as required by this Paragraph 9.1.5, Landlord, upon five (5) days notice to Tenant, may (but shall not be required to) pay said lien or Claim including any costs, in which event the amount so paid, together with reasonable attorneys’ fees incurred in connection therewith, shall be immediately due and owing from Tenant to Landlord. Tenant shall pay the same to Landlord together with interest on the full amount thereof at the Default Rate from the date of Landlord’s payment until paid. If any Claims or liens are filed against the Premises or, if any action affecting title to the Premises is commenced, the party receiving notice of such lien or action shall forthwith give the other party written notice thereof.

9.1.6 Notice of Completion. Upon completion of any construction, Tenant shall file or cause to be filed a notice of completion. Tenant hereby appoints Landlord as Tenant’s attorney-in-fact solely for the purpose of filing the notice of completion if Tenant fails to do so after the construction has been substantially completed.

9.1.7 As-Built Plans. On completion of any construction, Tenant shall give Landlord notice of all changes in plans or specifications made during the course of the work and, at the same time and in the same manner, shall supply Landlord with “as built” drawings accurately reflecting all such changes.

9.1.8 Ownership of Improvements. All improvements and fixtures existing on the Premises, the Building and the Project including (without limiting the generality of the foregoing) all wallcoverings, carpeting, flooring, built-in cabinet work, paneling and the like, all HVAC system that are installed on the Premises for Tenant’s laboratory or specific use (“Special HVAC”), electrical, mechanical, and plumbing equipment and related ducts, shafts, and conduits, all exterior venting fume hoods, walk-in freezers and refrigerators, clean-rooms, climatized rooms, electrical panels and power back-up distribution systems shall be the property of Landlord and shall remain upon, and be surrendered with the Premises, as a part thereof, at the end of the Lease Term. In the event that Tenant desires to make any alterations, additions or improvements upon the Premises during the Lease Term, Tenant shall submit to Landlord proposed final plans therefor, together with a request (the “Identification Notice”) that Landlord identify to Tenant in writing which of the proposed alterations, additions or improvements Landlord elects to remain property of Tenant to be removed by Tenant at the end of the Lease Term (each a “Tenant-Owned Alteration”). If Landlord fails to respond in writing to the Identification Notice (or fails to designate in writing a proposed alteration, addition or improvement as a Tenant-Owned Alteration) within fifteen (15) days after Landlord’s receipt of the Identification Notice, then Landlord shall be deemed to have elected to have any proposed alteration, addition or improvement not expressly designated as a Tenant-Owned Alteration within such fifteen (15) day period become property of Landlord (each a “Landlord-Owned Alteration”). If Tenant thereafter elects to make such proposed alterations, additions or improvements, then (a) all Landlord-Owned Alterations shall become property of Landlord and shall remain upon, and be surrendered with, the Premises, as a part thereof, at the end of the Lease Term, and (b) all Tenant-Owned Alterations shall remain the property of Tenant and shall be removed by Tenant at or prior to the end of the Lease Term. Tenant shall repair all damage resulting from its removal of Tenant-Owned Alterations, and restore the affected area to the condition existing prior to installation of Tenant-Owned Alterations. Nothing in the foregoing shall be construed to imply that Tenant’s Equipment (as defined in Paragraph 13.2 below) or other property of Tenant may become the property of Landlord. All articles of personal property, business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant and may be removed by Tenant at any time during the term of this Lease, provided that removal of the same shall not materially affect or damage the Building’s or Project’s electrical, mechanical, or plumbing systems. Any items of Tenant’s improvements which are paid for by Landlord, shall belong to Landlord and shall not be regarded as owned by Tenant. Notwithstanding the foregoing, at Landlord’s option to be determined by written notice to Tenant at least nine (9) months before the last day of the then applicable Lease Term, the personal property and trade fixtures acquired by Tenant and paid from the Tenant Improvement Allowance in accordance with Paragraph 4.5 shall belong to Tenant, shall not be regarded as owned by Landlord and shall be removed from the Premises by Tenant at the end of the Lease Term. If Tenant does not receive such notice from Landlord at least nine (9) months before the last day of the then applicable Lease Term, all such personal property and trade fixtures shall become the property of Landlord at the end of the Lease Term. If Tenant shall fail to remove all of its effects from the Premises upon termination of this Lease for any cause whatsoever, Landlord, at its option, upon written notification to Tenant, may remove the same in any manner that Landlord shall choose and store said effects without liability to Tenant for loss thereof. In such event, Tenant agrees to pay Landlord upon demand any and all expenses incurred in such removal, including court costs and reasonable attorneys’ fees and storage charges on such effects, for any length of time that the same shall be in Landlord’s possession. If Tenant shall fail to remove all of its effects from the Premises upon termination of this Lease, Landlord, at its option, without notice, may sell said effects, or any of the same, at private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale upon the amounts due under this Lease from Tenant to Landlord and upon the expense incident to the removal and sale of said effects. Tenant shall not be responsible for any restoration (or removal) of the fixed Tenant Improvements performed in accordance with Paragraph 4.5 and the Work Letter, except that Tenant shall be responsible for repairing any damage in removing its personal property or trade fixtures.

9.2 Landlord Not Responsible. Landlord’s approvals as required by this Lease shall not make Landlord responsible for the improvement with respect to which an approval is given or the construction thereof, and Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), and hold Landlord and the Premises harmless from and against any Claims arising out of or in connection with any construction in, on or about the Premises or any labor dispute arising in connection therewith.

10. UTILITIES AND SERVICES.

10.1 Tenant’s Responsibility. Tenant shall be responsible for all utility and other services to the Premises, at Tenant’s sole cost and expense. Tenant shall pay all costs therefor, including, without limitation, connection charges and billing deposits. Tenant shall pay (directly to the provider and prior to delinquency) for all water, gas, electricity, sewer, telephone, cable television and other utilities which may be furnished to the Premises during the term of this Lease. If any such utility is not separately metered to Tenant, Tenant shall pay a reasonable proportion to be determined by Landlord of all charges jointly metered with other premises as part of Tenant’s Pro Rata Share of Operating Expenses, or in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which shall be paid by Tenant as Additional Rent. Notwithstanding the foregoing, Landlord shall be responsible for the installation and connection of all utility and other services to the Building at Landlord’s sole cost and expense prior to May 1, 2005. Tenant shall be entitled to rent abatement for each day that such installation and connection is not completed after May 1, 2005, to be credited against the first Monthly Rent payable to Landlord. On or after the Lease Commencement Date, Tenant shall have access to the Building and the Premises, seven days a week, twenty-four (24) hours per day, with electric and elevator service being provided at all such times.

10.2 Additional Devices. Tenant shall not, without the prior written consent of Landlord, use any device in the Premises, including, but without limitation, data processing machines, which will in anyway materially increase the amount of ventilation, air exchange, gas, steam, electricity or water beyond the existing capacity of the Building and the Project as proportionately allocated to the Premises based upon Tenant’s Pro Rata Share as usually furnished or supplied for the uses set forth in Paragraph 6.1 or be in excess of Tenant’s Pro Rata Share of the Building’s or Project’s capacity to provide such utilities or services; provided, however, Tenant shall have the right, during the Lease Term, subject to all Applicable Laws, to install, maintain and operate an emergency generator in a size and location reasonably approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed).

10.3 Excess Services. If Tenant shall require services in excess of that usually furnished or supplied for similar space in the Building, by reason of equipment operated and/or extended hours of business operation, then Tenant shall first procure the consent of Landlord for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services and Tenant’s payment as Additional Rent of an amount equal to the cost to provide such excess services and utility capacity.

10.4 Water. Landlord shall provide water in Common Areas for drinking and lavatory purposes only, but if Tenant requires, uses or consumes water for any purpose in addition to ordinary drinking and lavatory purposes of which fact Tenant constitutes Landlord to be the sole judge, Landlord may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the cost of the meter and the cost of the installation thereof and throughout the duration of Tenant’s occupancy, thereof and throughout the duration of Tenant’s occupancy, Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s own cost and expense, in default of which Landlord may cause such meter and equipment to be replaced or repaired and collect the cost thereof from Tenant. Tenant agrees to pay for water consumed, as shown on said meter, as and when bills are rendered, and on default in making such payment, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred, or payments made by Landlord for any of the reasons or purposes hereinabove stated shall be deemed to be Additional Rent payment by Tenant and collectible by Landlord as such.

10.5 Landlord Not Responsible. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service or other services being furnished the Premises unless such is caused by the gross negligence or willful misconduct of Landlord, and no such failure or interruption shall entitle Tenant to terminate this Lease, abate Rent, or be relieved from any obligation or the operation of any covenant or agreement under this Lease unless the same is caused by the gross negligence or willful misconduct of Landlord. Landlord reserves the right to stop service of the elevator, plumbing, HVAC-Building and electric systems, when necessary, by reason of accident or emergency or for repairs, alterations or improvements, in the reasonable judgment of Landlord desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, HVAC-Building or electric service, when prevented from doing so by strike or accident, or by laws, rules, order, ordinances, directions, regulations or requirements of any federal, state, country or municipal authority or failure to deliver gas, oil or other suitable fuel supply or inability by exercise of reasonable diligence to obtain gas, oil or other suitable fuel. It is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of a strike or labor trouble or any other cause whatsoever.

11. MAINTENANCE AND REPAIRS.

11.1 Landlord’s Responsibility. Landlord shall repair and maintain the structural and exterior portions and Common Areas of the Building and Project to a standard at least equal to other Class A office properties in the San Francisco mid-peninsula, including, without limitation, roofing and covering materials, foundations, exterior walls, the plumbing, fire sprinkler system (if any), HVAC-Building, elevator, and electrical systems installed or furnished by Landlord (and, except as provided in Paragraph 7.5.1(d), the full cost thereof shall be included as a part of Operating Expenses), unless such maintenance or repairs are required in whole or in part because of any act, neglect, fault of or omissions of any duty by Tenant, its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord the cost of such maintenance and repairs. There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, or in or to improvements, fixtures, equipment and personal property therein unless caused by the gross negligence or willful misconduct of Landlord. Landlord shall use its best efforts not to unreasonably interfere with Tenant’s use and occupancy of the Premises in making such repairs, alterations or improvements. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance which is an obligation of Landlord unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.

11.2 Tenant’s Responsibility. Except for services of Landlord, if any, required by Paragraph 11.1, Tenant shall at Tenant’s sole cost and expense keep the Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted. During the Lease Term, except as expressly provided in the Lease, Landlord shall not be required to maintain or make any repairs or replacements of any nature or description whatsoever to the Premises.

11.3 Landlord’s Right of Entry for Repairs. Landlord and Landlord’s agents shall have the right to enter upon the Premises, or any part thereof, upon prior reasonable notice to Tenant not less than 24 hours in advance, for the purpose of performing any repairs or maintenance Landlord is permitted or required to make pursuant to this Lease and, provided a representative of Tenant is given the reasonable opportunity to accompany Landlord and Landlord’s agents, of ascertaining the condition of the Premises or whether Tenant is observing and performing Tenant’s obligations hereunder, all without unreasonable interference from

Tenant or Tenant’s Agents. “Tenant’s Agents” shall be defined to include Tenant’s officers, employees, agents, contractors, invitees, customers and subcontractors. Except for emergency maintenance or repairs, the right of entry contained in this paragraph shall be exercisable at reasonable times, and at reasonable hours.

12. COMMON AREAS; PARKING.

12.1 Common Areas. Tenant shall have the non-exclusive right, in common with others, to use the Common Areas, subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit E together with such other reasonable and non-discriminatory rules and regulations as are hereafter promulgated by Landlord in its discretion (the “Rules and Regulations”). Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of said Rules and Regulations. Landlord reserves the right to modify Common Areas including the right to add or remove exterior and interior landscaping and to subdivide real property. It is recognized that Landlord specifically reserves the right as to a portion of the Building to allow exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors, provided Tenant herein shall not be deprived of the use of the corridors reasonably required to serve the Premises or of restroom facilities serving the floor upon which the Premise are located. Notwithstanding the foregoing, Landlord agrees to cooperate with Tenant to rework the reception area, at Tenant’s option, on the second (2nd) floor of the Building, which Tenant will share with other tenants of the Project on a non-exclusive basis, to address Tenant’s entry and aesthetic needs, the costs of which shall be paid from the Tenant Improvement Allowance or Tenant’s own funds.

12.2 Parking. Subject to the other provisions of this Lease, and excluding those parking spaces designated by Landlord as being reserved for Nektar Therapeutics, commencing on the Rent Commencement Date and ending on the expiration date of the Lease Term, Tenant shall be entitled to 3.0 unreserved parking spaces per 1,000 rentable square feet for use by Tenant and its employees, business invitees and agents. Landlord may designate or redesignate from time to time the location of the parking spaces, provided that at all times Tenant and its employees shall be permitted to park in the underground garage of the Project. Notwithstanding the foregoing, six (6) of such parking spaces shall be designated by Landlord for Tenant’s exclusive use, such designated spaces to be located near the main visitor entrance of the Building and marked in a manner reasonable acceptable to both Landlord and Tenant at Tenant’s sole cost and expense. Tenant shall not park any trucks or any delivery vehicles in the parking areas or driveways, except as specifically designated by Landlord from time to time, and shall confine all truck parking, loading and unloading to times and locations specifically designated by Landlord from time to time. Tenant shall require all trucks servicing Tenant to be promptly loaded or unloaded and removed from the site. Landlord hereby reserves the exclusive right with respect to the use of parking facilities, roadways, sidewalks, driveways, islands and walkways for advertising purposes. Tenant covenants and agrees to enforce the provisions of this Lease against Tenant’s employees and business invitees. Landlord may from time to time circulate parking stickers for the purpose of identifying motor vehicles of Tenant and Tenant’s employees and/or circulate validation tickets for the purpose of identifying Tenant’s business invitees. Landlord shall have the right, but not the obligation: (a) to police said parking facilities, (b) to provide parking attendants, (c) to cause unauthorized and/or unregistered motor vehicles (but only upon 48 hours verbal or written notice to Tenant for first time offenders) to be towed away at the sole risk and expense of the owner of such motor vehicles, (d) to designate certain areas of the parking facilities for the exclusive use of motor vehicles having handicapped designations on their license plates and/or for the exclusive use of visitors to the Project, (e) to use any portion of the parking facilities from time to time and/or to deny access to the same temporarily in order to repair, maintain or restore such facilities or to construct improvements under, over, along, across and upon the same for the benefit of the site and to grant easements in the parking facilities to any authorities, (f) to adopt and modify from time to time rules and regulations for parking and vehicular ingress, egress, speed, no parking, no standing, and for times and places for move-in, move-out and deliveries, (g) to designate fire lanes, loading zones and restricted parking from time to time and to tow violators immediately with no notice and (h) to designate from time to time specific areas for the parking of Tenant’s employees cars. Landlord shall use commercially reasonable efforts to insure that the rules and regulations promulgated by Landlord will be enforced in a non-discriminatory manner.

13. FIXTURES AND PERSONAL PROPERTY.

13.1 Removal of Fixtures. Except as provided in Paragraphs 9.1.8 or 13.2 herein, Tenant shall not remove any fixtures belonging to Landlord from the Premises without Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, however, Tenant shall have the right to sell or dispose of any existing building machinery, equipment or fixtures subject to this Lease which may have become obsolete or unfit for use or which are no longer useful, necessary or profitable in the conduct of Tenant’s business, so long as (i) the Premises retain its primary use consistent with the Permitted Use, and (ii) Tenant shall have substituted or promptly shall substitute for the property so removed from the Premises other building machinery, equipment or fixtures not necessarily of the same character but at least of equal quality in the performance of the particular function in question as that of the property so removed unless, in Tenant’s reasonable opinion, the property so removed was performing an obsolete function and replacement thereof is not necessary or appropriate to maintain the operation or character of the Premises or its overall value without impairment. Tenant shall give Landlord written notice of each material fixture removed by Tenant. All built-ins and fixtures installed in or attached to the Premises by Tenant must be new or like new when so installed or attached.

13.2 Trade Fixtures and Personal Property. Except for the personal property and trade fixtures acquired by Tenant and paid from the Tenant Improvement Allowance in accordance with Paragraph 4.5, the ownership of which shall be governed by Section 9.1.8, any trade fixtures, equipment, stock, inventory, machines (other than Special HVAC or other built-in machines or machinery, as provided in Paragraph 9.1.8), signs and other personal property of Tenant not permanently affixed to the Premises (“Tenant’s Equipment”) shall remain the property of Tenant. Landlord agrees that Tenant shall have the right, at any time, and from time to time, to remove any and all of Tenant’s Equipment which it may have stored or installed in the Premises. Tenant, at its sole cost and expense, immediately shall repair any damage occasioned to the Premises by reason of the removal of Tenant’s Equipment and, upon the last day of the Lease Term or upon earlier termination of this Lease, shall leave the Premises in a neat and clean condition, free of debris, and in as good a condition as that existing on the Rent Commencement Date, reasonable wear and tear and damage from casualty or condemnation excepted, with all Special HVAC and other Building systems in good and operable condition.

13.3 Taxes on Trade Fixtures and Personal Property. Tenant shall pay before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operation, as well as upon its trade fixtures, leasehold improvements (including, but not limited to, those Tenant is allowed or required to make in accordance with the provisions of this Lease), merchandise and other personal property in, on or upon the Premises. If any such items of property are assessed together with property owned by Landlord, then, and in such event, such assessment shall be equitably divided between Landlord and Tenant.

13.4 Ownership of Tenant’s Equipment. All Tenant’s Equipment shall be and remain the property of Tenant during the Lease Term. Tenant shall bear all costs and expenses incurred in installing, removing, storing or disposing of Tenant’s Equipment pursuant to this paragraph and Paragraph 27 and shall repair at its expense all damage to the Premises caused by the installation and removal thereof, whether effectuated by Tenant or Landlord (as provided in Paragraph 27).

14. TENANT’S COVENANT. Tenant covenants and agrees that as to its leasehold estate and use and occupancy of the Premises, Tenant and all persons in possession or holding under Tenant shall conform to and shall not violate any Applicable Law.

15. INDEMNITY - WAIVER OF SUBROGATION.

15.1 Indemnification. Tenant shall indemnify, defend, and hold Landlord and its agents, employees, directors, officers, managers, members, partners, affiliates, independent contractors, and property managers (collectively, “Landlord’s Agents” or “Agents”) harmless from and against any and all claims, demands, liability, loss or damage, whether for injury to or death of persons or damage to real or personal property, arising out of or in connection with the Premises, Tenant’s use of the Premises, any activity, work, or other thing done or permitted by Tenant in or about the Building or the Project, or arising from any reason or cause whatsoever in connection with the use or occupancy of the Premises by Tenant or its assignees, licensees or sublesees during the term of this Lease. This indemnification by Tenant shall include indemnity for the acts or omissions of Landlord and Landlord’s Agents, unless caused by the willful act or gross negligence of the Landlord or its Agents. Tenant shall further indemnify, defend, and hold Landlord and Landlord’s Agents harmless against and from any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any act or negligence of Tenant or any officer, agent, employee, guest, or invitee of Tenant, and from and against all costs, attorneys’ fees, expenses, and liabilities incurred as a result of any such claim or any action or proceeding brought thereon. In any case, action, or proceeding brought against Landlord or Landlord’s Agents by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in, upon, or about the Premises from any cause arising prior to the later of the termination of this Lease or the date

Tenant is no longer in possession of the Premises (except for such damage or injury caused by Landlord’s or its Agents’ willful misconduct or gross negligence), and Tenant hereby waives all claims in respect thereof against Landlord and Landlord’s Agents. Tenant’s obligation to indemnify under this paragraph shall include reasonable attorneys’ fees, investigation costs, and other reasonable costs, expenses, and liabilities incurred by Landlord and Landlord’s Agents. If the ability of Tenant to use the Premises, the Building or the Project is interrupted for any reason, Landlord and Landlord’s Agents shall not be liable to Tenant for any loss or damages occasioned by such loss of use, except to the extent such loss or damages is caused solely by Landlord’s or its Agents’ willful misconduct or gross negligence, provided that Tenant shall be entitled to rent abatement.

15.2 Limitation on Landlord Liability. Neither Landlord nor Landlord’s Agents shall be liable for loss or damage to any property by theft or otherwise, or for any injury to or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, or rain which may leak from any part of the Building or Project or from the pipes, appliances, or plumbing works therein or from the roof, street, or subsurface or from any other place resulting from dampness or any other cause whatsoever, unless caused by or due solely to the gross negligence or intentional acts of Landlord or Landlord’s Agents. Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or Project or of any other third party. Except as otherwise provided herein, neither Landlord nor Landlord’s Agents, shall be liable for interference with the light or other rights or loss of business by Tenant. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises, the Building or the Project or of defects therein or in the fixtures or equipment belonging to Landlord.

15.3 Waiver of Subrogation. Landlord and Tenant hereby waive any rights each may have against the other on account of any loss or damage occasioned to Landlord or Tenant, as the case may be, their respective property or the Premises, caused by or resulting from risks insured against under any policies carried by the parties; provided, however, that this paragraph shall be inapplicable if it would have the effect, but only to the extent that it would have the effect, of invalidating any insurance coverage of Landlord or Tenant. To the extent available, the parties shall cause each insurance policy obtained by it hereunder to provide a waiver of subrogation.

16. INSURANCE.

16.1 Landlord’s Insurance. During the Lease Term, Landlord shall keep and maintain, or cause to be kept and maintained, as part of Operating Expenses, a policy or policies of insurance on the Project insuring the same against loss or damage by the following risks: fire and extended coverage, vandalism, malicious mischief and sprinkler leakage (if sprinklers are required in the Project under applicable building code provisions, or are installed by Tenant in the absence of such requirement) in amounts at all times sufficient to prevent Landlord or Tenant from becoming a co-insurer under the terms of the applicable policies, but in any event in amounts not less than the Full Replacement Value of the Project (including both the Project and any tenant improvements), or if greater, the amount of such insurance Landlord’s lender requires Landlord to maintain. The term “Full Replacement Value” shall mean actual replacement cost, including changes required by new building codes or ordinances (exclusive of the cost of excavation, foundations and footings). Such insurance shall show, as a loss payee in respect of the Premises, Landlord, Tenant and any ground lessor or any Lender required to be named pursuant to its mortgage documents, as their interests may appear. Landlord, subject to availability thereof and, as part of Operating Expenses, shall further insure as Landlord deems appropriate coverage against flood, earthquake, environmental remediation, loss or failure of building equipment, rental loss for a period of eighteen (18) months for periods of repair or rebuild, worker’s compensation insurance, fidelity bonds for employees employed to perform services and other insurance in types and amounts consistent with commercially reasonable practice. Landlord, as part of the Operating Expenses, shall further carry General Liability with General Aggregate Amount and Per Occurrence Limit insurance with a single loss limit of not less than Five Million Dollars ($5,000,000) for death or bodily injury, or property damage with respect to the Real Property.

16.2 Tenant’s Insurance.

16.2.1 Comprehensive Liability Insurance. During the Lease Term, Tenant shall keep and maintain, or cause to be kept and maintained, at Tenant’s sole cost and expense, a policy or policies of comprehensive general public liability insurance, showing, as an additional insured in respect of the Premises, Landlord, Tenant, any management company retained by Landlord to manage the Premises, any ground lessor and any Lender required to be named pursuant to its mortgage documents. Such policy shall insure against any and all Claims for injuries to persons, loss of life and damage to property occurring upon, in or about the Premises (including coverage for liability caused by independent contractors of Tenant or Subtenant working in or about the Premises), with minimum coverage in an amount not less than a Two Million Dollars ($2,000,000) combined single limit with respect to all bodily injury, death or property damage in any one accident or occurrence. In the event of a Claim relating to the Premises, the amount of any deductible or self-insured retention and/or any award in excess of the policy limits shall be the sole responsibility of Tenant. The insurance shall include (i) personal injury insurance with endorsement deleting the employee liability exclusions, and employee liability insurance, (ii) a broad form contractual liability endorsement insuring Tenant’s indemnity obligation under Paragraph 15.1, (iii) a products liability coverage endorsement (or in the alternative, a separate product liability insurance policy), (iv) a boiler and machinery coverage endorsement, and (v) a products completed operations coverage endorsement (or in the alterative, a separate insurance policy that provides coverage for products completed operations).

16.2.2 Tenant’s Risk. Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise and equipment, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom relative to such damage except as more particularly heretofore set forth within this Lease. Tenant at Tenant’s cost may carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant, business interruption or other coverages.

16.2.3 Other Insurance. In addition to all other insurance required to be carried by Tenant, Tenant, throughout the Lease Term, shall provide and keep in force at Tenant’s sole cost and expense:

(a) Such further insurance against such other hazards and risks and in such amounts as the ground lessor or the holder of any mortgage or deed of trust lien may require under to the terms of such liens that are commercially reasonable;

(b) Rental value insurance with respect to the Premises, covering risk of loss of rental due to the occurrence of any of the hazards described above in Paragraph 16.1, in an amount not less than the aggregate requirements for the period of twelve (12) months following the occurrence of the casualty for Rent and premiums on the insurance required to be carried pursuant to this Paragraph 16;

(c) Worker’s Compensation insurance to the full extent required under the law of the State of California;

(d) Insurance on Tenant’s equipment, personal property and other contents in, on or about the Premises insuring against loss or damage by all risks covered by “special form” coverage, in amounts equal to ninety percent (90%) of their full replacement value;

(e) During the period of construction of the Tenant Improvements and any other construction, Builder’s All Risk Insurance with Completed Operations Coverage; and

16.3 Insurers; Primary Insurance. All policies of insurance provided for herein shall be on an occurrence basis (except for the product liability coverage, which may be on a claims made basis) and shall be issued by insurance companies with a general policy holder’s rating of not less than A- and a financial rating of not less than Class XV as rated in the most current available “Best’s” Insurance Reports. Such insurance companies shall be qualified to do business in the State of California (except for the product liability coverage insurer, which may be a non-admitted insurance provider). All such policies carried by Tenant shall name Landlord, any ground lessor and any Lender (or its successors and assigns) as additional insureds, and shall be for the mutual and joint benefit and protection of Landlord, Tenant, any ground lessor and Landlord’s first mortgagee or beneficiary. All public liability and property damage policies carried by Tenant shall contain a provision that Landlord, although named as an insured, nevertheless shall be entitled to recovery under said policies for any loss occasioned to it, its servants, agents and employees by reason of the negligence of Tenant. As often as any such policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent. All policies of insurance must contain a provision that the company writing said policy will give to Landlord thirty (30) days notice in writing in advance of any cancellation or lapse or the effective date of any reduction in the amounts of insurance. All public liability, property damage and other casualty policies carried by Tenant shall be written as primary policies, not contributing with and not in excess of coverage which Landlord may carry. Tenant shall, upon request from Landlord from time to time, immediately deliver to Landlord copies of all insurance policies (including the declarations pages) in effect with respect to Tenant’s business and the Premises. All liability policies shall contain endorsements for cross-liability, fire, legal liability, broad form contractual liability, employer’s automobile non-ownership, and products completed operation coverage.

16.4 Blanket Policy. Notwithstanding anything to the contrary contained within this Paragraph 16, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided, however, that Landlord, any ground lessor and Lender shall be named as an additional insured thereunder as their interests appear, the coverage afforded Landlord will not be reduced or diminished by reason of the use of such blanket policy of insurance, and the requirements set forth herein are otherwise satisfied.

16.5 Deductibles. The deductible amounts, if any, with respect to all insurance, which Tenant is required to maintain hereunder, shall not exceed Twenty-Five Thousand Dollars ($25,000) per claim or occurrence. The amount of the deductibles, if any, within this limitation shall be a business decision by Tenant. Under no circumstances shall Landlord be required to reimburse Tenant for the amount of any deductible incurred by Tenant in connection with any insured event.

16.6 Certificates. Upon the execution and delivery of this Lease and thereafter not less than thirty (30) days prior to the expiration dates of the expiring policies theretofore maintained, Tenant shall deliver to Landlord certificates of insurance with respect to the policies of insurance required by this Lease or duplicate originals of all such policies. Landlord, upon reasonable notice, may inspect and copy any policies of insurance, and any records relating thereto kept and maintained by Tenant.

16.7 Adjustment in the Event of Loss. Except as otherwise provided herein, all insurance proceeds payable with respect to any damage or destruction to the Premises (but not with respect to Tenant’s personal property, it being understood that insurance proceeds allocable to Tenant’s personal property shall be payable directly to Tenant) shall be payable to Landlord and Tenant, jointly, to be held in an interest bearing account. If Tenant and Landlord undertake to repair said damage in accordance with Article 17 below, the proceeds shall be made available to Tenant as to the tenant improvements and to Landlord as to the Project, Building and Common Area used to fund the reconstruction. In all other events, the proceeds shall be the sole property of Landlord except otherwise expressly provided herein, such as insurance proceeds with respect to Tenant’s personal property. Each party agrees to execute and deliver to the other party such releases, endorsements and other instruments as the other party reasonably may require in order to compromise, adjust or settle any insurance claim which such other party shall be entitled to compromise, adjust or settle pursuant to this paragraph and to enable the other party or its designee to collect such insurance proceeds as are payable in respect of such claim.

17. DAMAGE OR DESTRUCTION.

17.1 Partial Destruction. In the event of a partial destruction of the Building wherein the Premises are located by fire or other perils covered by extended coverage insurance, and if the damage thereto is such that the Building may be repaired, reconstructed or restored within a period of six (6) months from the date of the happening of such casualty and Landlord will receive insurance proceeds sufficient to cover the cost of such repairs (except for any deductible amount provided by Landlord’s policy, which deductible amount if paid by Landlord shall be an Operating Expense, but not to exceed $100,000 per occurrence to be amortized over the remaining Lease Term), Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect. In the event insurance proceeds are not sufficient to cover the cost of such repairs, and Landlord elects not to repair or restore, this Lease shall terminate as of the date of the casualty.

17.2 Other Destruction. In the event of any damage to or destruction of the Building wherein the Premises are located, other than as provided in Paragraph 17.1, Landlord may elect to repair, reconstruct and restore the Building, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair then this Lease shall terminate as of date of destruction. Landlord shall give written notice to Tenant of its election not to repair, reconstruct or restore the Building or Project within the sixty (60) day period following the date of damage or destruction.

17.3 Termination of Lease. Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to the Landlord except for items which have theretofore occurred.

17.4 Abatement of Rent. In the event of repair, reconstruction and restoration as herein provided, the rental provided to be paid under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair, which in Tenant’s reasonable opinion is suitable for the temporary conduct of Tenant’s business.

17.5 Limitations on Landlord’s Obligations. The obligations of Landlord pursuant to this Article are subject to the following limitations:

(a) Notwithstanding anything to the contrary contained in this Article, should Landlord be delayed or prevented from completing the repair or restoration of the damage to the Premises after the occurrence of such damage or destruction by reason of acts of God or war, governmental restrictions, inability to procure the necessary labor or materials, strikes, or other uses beyond the control of Landlord, the time for Landlord to commence or complete repairs shall be extended, provided, at the election of Landlord or Tenant, Landlord shall be relieved of its obligation to make such repairs or restoration and Tenant shall be released from its obligation under this Lease as of the end of eight (8) months from date of destruction, if repairs required to provide Tenant use of the Premises are not then substantially complete.

(b) If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repairs or restoration only of those portions of the Building and the Premises which were originally provided at Landlord’s expense. The repair and restoration of items not provide at Landlord’s expense shall be the obligation of Tenant. In the event Tenant elected to upgrade certain improvements from the standard normally provided by Landlord, Landlord shall upon the need for replacement due to an insured loss, provide only the standard Landlord improvements unless Tenant shall elect to again upgrade and pay any additional cost of such upgrades, except to such extent as insurance proceeds which, if received, the excess proceeds are adequate to provide such upgrades, in addition to providing for basic reconstruction and standard improvements.

(c) Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises when the damage resulting from any casualty covered under this Article occurs during the last twelve (12) months of the term of this Lease or any extension hereof, or to the extent that insurance proceeds are not available therefor, in which case this Lease shall terminate as of the date of the casualty.

17.6 Tenant’s Right to Terminate. If the Premises are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to this Paragraph 17, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord’s architect or construction consultant as to when the restoration work required of Landlord may be completed. Tenant shall have the right to terminate this Lease in the event any of the following occurs, which right may be exercised only by delivery to Landlord of a written notice of election to terminate within thirty (30) days after Tenant receives from Landlord the estimate of the time needed to complete such restoration:

(a) The Premises are damaged by any peril and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within one hundred eighty (180) days after the date of such damage; or

(b) The Premises are materially damaged by any peril within twelve (12) months of the last day of the Lease Term and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within sixty (60) days after the date of such damage.

18. ASSIGNMENT AND SUBLETTING.

18.1 No Assignment. Tenant shall neither voluntarily nor by operation of law assign, sell, encumber, pledge or otherwise transfer all or any part of Tenant’s leasehold estate hereunder, or permit any other person (excepting Tenant’s agents and employees) to occupy the Premises or any portion thereof, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Consent by Landlord to one or more assignments of this Lease or to one or more sublettings of the Premises shall not constitute a waiver of Landlord’s right to require consent to any subsequent assignment, subletting or other transfer. If Tenant is a corporation, unincorporated association or partnership, the transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate in excess of forty-nine percent (49%) of all outstanding stock or interests, or liquidation thereof, shall be deemed an assignment within the meaning and provisions of this paragraph; provided, however, the transfer, assignment or hypothecation of any stock in a corporation or partnership which is a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall not be deemed an assignment within the meaning and provisions of this paragraph. The sale of all or substantially all of the assets of Tenant, or the assignment of the Lease to an entity into which Tenant is merged or with which Tenant is consolidated, shall be deemed an assignment within the meanings and provisions of this paragraph, unless the successor entity has a net worth equal to or greater than Tenant’s net worth immediately prior to the transfer. Tenant shall reimburse Landlord for all of Landlord’s reasonable costs and attorneys’ fees incurred in conjunction with the processing and documentation of any required consent to assignment, subletting, transfer, change of ownership or hypothecation of this Lease or Tenant’s interest in and to the Premises not to exceed $1,500. Notwithstanding the foregoing, Tenant shall have the right, without the consent of Landlord, to assign its rights and obligations pursuant to this Lease to a parent, subsidiary or affiliate, provided that Tenant remains obligated under the Lease. For purposes of this Paragraph, the term “subsidiary” shall mean and refer to any subsidiary of Tenant in which Tenant owns eighty percent (80%) or more of the voting stock of such subsidiary. For purposes of this Paragraph, the term “affiliate” shall mean and refer to any entity in which Tenant or parent of Tenant owns eighty percent (80%) or more of the voting stock or ownership interest of such entity.

18.2 Consent Required. Landlord’s consent may be based upon a determination that similar financial soundness of ownership shall exist after the proposed assignment or subletting and, provided further, that each and every covenant, condition and obligation imposed upon Tenant by this Lease and each and every right, remedy and benefit afforded Landlord by this Lease and the underlying purpose of this Lease is not thereby impaired or diminished. The determination by Landlord as to whether consent will be granted in any specific instance may be based on, without limitation, the following factors, which shall be in Landlord’s reasonable discretion: (a) whether the transferee’s use of the Premises will be compatible with the provisions of this Lease; (b) the financial capacity of the transferee; (c) the business reputation of the transferee; (d) the quality and type of the business operations of the transferee; and (e) the business experience of the proposed transferee. This list of factors is not intended to be exclusive, and Landlord may rely on such other basis for judgment as may apply from time to time.

18.3 Procedure to Obtain Consent. If Tenant desires at any time to assign this Lease or to sublet the Premises or any portions thereof, it first shall notify Landlord of its desire to do so and shall submit in writing to Landlord (a) the name and legal composition of the proposed subtenant or assignee; (b) the nature of the proposed subtenant’s or assignee’s business to be carried on in the Premises; (c) the terms and provisions of the proposed sublease or assignment and all transfer documents relating to the proposed transfer; and (d) such reasonable business and financial information as Landlord may request concerning the proposed subtenant or assignee. Landlord shall notify Tenant of its approval or disapproval of any such request within ten (10) business days of receipt of the foregoing information and payment. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. The provisions and conditions of any proposed sublease or assignment must not be inconsistent with any provision of this Lease, and must address all matters contained in this Lease. In addition, the transferee must expressly assume all of the obligations of Tenant under this Lease. Notwithstanding the assumption of the obligations of this Lease by the transferee, no subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its continuing obligation to pay the rent and perform all the other obligations to be performed by Tenant hereunder. The obligations and liability of Tenant hereunder shall continue notwithstanding the fact that Landlord may accept rent and other performance from the transferee. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any assignment or subletting.

18.4 Advertising. In no event shall Tenant display on or about the Premises any signs for the purpose of advertising the Premises for assignment, subletting or other transfer of rights, without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. It shall not be unreasonable for Landlord to withhold its consent if, at such time, it is advertising any other space at the Project for lease, sublease, assignment or other transfer.

18.5 Writing Required. Each permitted assignment or sublease shall be consummated by an instrument in writing executed by the transferor and transferee in form satisfactory to Landlord. Each assignee and subtenant shall agree in writing for the benefit of the Landlord herein to assume all obligations of Tenant hereunder, including the payment of all amounts due or to become due under this Lease directly to the Landlord. One executed copy of such written instrument shall be delivered to the Landlord.

18.6 Transfer Premiums. If Tenant assigns or sublets its rights under this Lease, Tenant shall pay to Landlord as Additional Rent, after Tenant has recovered any relevant leasing commissions, costs of tenant improvements and other expenses of the assignment or sublease, fifty percent (50%) of such excess consideration due and payable to Tenant from said assignment or sublease to the extent said consideration exceeds the Rent or a pro rata portion of the Rent, in the event only a portion of the Premises is sublet.

19. NO ENCUMBRANCE. Without Landlord’s prior written consent, Tenant shall not mortgage, encumber or hypothecate its interest in this Lease, the Premises, the Building or the Project, and any attempt by Tenant to do so shall be a default hereunder, and at Landlord’s option, shall terminate this Lease.

20. HAZARDOUS MATERIALS.

20.1 Hazardous Materials. Tenant shall not use, store, dispose of or permit to remain on the Premises, the Building, the Project, the Land, or any adjacent property other than in the normal course of its business and in compliance with all applicable laws, any solid, liquid or gaseous matter or any combination thereof, which is or may become, hazardous, toxic or radioactive including, but not limited to, any substance, gas, or waste, which is included in the definition of “hazardous substance,” “toxic substance,” “hazardous waste,” or “toxic waste” under any federal, state, or local law, ordinance, or regulation, including those materials identified in Sections 66680 through 66685 of Title 22 of the California Administrative Code, Division 4, Chapter 30 (as may be amended from time to time) or any material which, if discharged, leaked or emitted or permitted to be discharged, leaked or emitted into the atmosphere, the ground or any body of water, does or may (i) pollute or contaminate the same, or (ii) adversely affect (A) the health or safety of persons, whether on the Premises or anywhere else, (B) the condition, use or enjoyment of the Premises or anywhere else, or (C) the Premises, the Building, the Project or any of the improvements thereon (all of the foregoing collectively referred to herein as “Hazardous Materials”).

20.2 Testing. At reasonable times and upon reasonable prior notice, prior to the expiration or earlier termination of the Lease Term, Landlord shall have the right to conduct (a) hazardous material and waste investigation(s) of the Premises and (b) if Landlord has reasonable cause to believe that any contamination exists on, in, under, or around the Building or the Premises, such other tests of the Premises and the Building as Landlord may deem necessary or desirable to demonstrate whether contamination has occurred as a result of Tenant’s use of the Premises. Tenant shall be solely responsible for and shall defend, indemnify and hold the Landlord, its Agents and contractors harmless from and against any and all Claims that are attributable to Tenant’s use and occupancy of the Premises, arising out of or in connection with any removal, clean up, restoration and materials required hereunder to return the Premises and any other property of whatever nature to their condition existing prior to the time of any such contamination, except for Claims caused by Landlord’s or its Agents’ gross negligence or willful misconduct. Tenant shall pay for the cost of the investigations and other tests of the Premises only if it is shown that Tenant is responsible for such contamination.

20.3 Duty to Dispose. Tenant shall not keep any trash, garbage, waste or other refuse on the Premises except in sanitary containers and shall regularly and frequently remove the same from the Premises. Tenant shall keep all incinerators, containers or other equipment used for the storage or disposal of such matter in a clean and sanitary condition. Tenant shall properly dispose of all sanitary sewage and shall not use the sewage disposal system of the Building or the Project (i) for the disposal of anything except sanitary sewage, or (ii) for disposal of sewage in excess of the lesser of the amount (A) reasonably contemplated by the uses permitted under this Lease, or (B) permitted by any governmental entity.

20.4 Hazardous Materials Laws. Tenant, at Tenant’s own cost and expense, shall comply with all existing and any hereinafter enacted federal, state or local laws pertaining to or governing Hazardous Materials laws. Tenant, at Tenant’s own cost and expense, shall make all submissions to, provide all information to and comply with all requirements of any appropriate governmental authority (“Authority”) under all federal, state or local laws pertaining to or governing Hazardous Materials. In particular, Tenant shall comply with all laws relating to the storage, use and disposal of Hazardous Materials. Should any Authority require that a clean up or remediation plan be prepared or that a clean up or any other remediation action be undertaken because of any spills or discharges of Hazardous Materials at the Premises or on the Premises or any adjacent property that occur during the Lease Term or after expiration of the Lease Term as a result of Tenant’s use of the Premises, then Tenant, at Tenant’s own expense, shall prepare and submit the required plans and financial assurances and carry out the approved plans. At no expense to Landlord, Tenant promptly shall provide all information requested by Landlord for preparation of affidavits required by Landlord or for Landlord’s own information, to determine the applicability of the Hazardous Materials laws to the Premises and shall execute affidavits promptly when requested to so by Landlord.

20.5 Tenant Indemnification. Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against (i) Claims in connection with or arising out of any release, spill or discharge of Hazardous Materials due to, contributed to or caused by the activities of Tenant, Tenant’s Agents, or parties in contractual relationship with Tenant or any of them; and (ii) all Claims arising out of Tenant’s failure to provide all information, make all submissions and take all steps required by any Authority, under any federal, state or local laws pertaining to or governing Hazardous Materials laws or any other environmental law. Tenant’s obligations and liabilities under this paragraph shall survive the expiration or earlier termination of this Lease. Without limiting the foregoing, if the release, spill, leakage, or discharge of any Hazardous Materials on or in the Premises or the Building or any adjacent property, caused or permitted by Tenant results in any contamination of the Premises or the Building or any adjacent property, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises or the Building or any adjacent property, to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld, delayed or conditioned so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Building. Notwithstanding the foregoing, the indemnification herein shall not apply to the initial introduction of Hazardous Materials on or to the Premises by anyone other than the Tenant from and after the date that Tenant is neither the “Tenant” hereunder nor in possession of the Premises (“Tenant Relinquishment Date”); provided, however, that the Tenant shall bear the burden of proof that the initial introduction of such Hazardous Materials (i) occurred subsequent to the Tenant Relinquishment Date, (ii) did not occur as a result of any act or inaction of the Tenant, and (iii) did not occur as a result of a continuing migration or release of any Hazardous Materials initially introduced, stored, or manufactured on the Premises prior to the Tenant Relinquishment Date. Notwithstanding anything contained herein, neither Tenant nor any of Tenant’s employees, agents, officers, contractors, directors and shareholders (“Tenant Party”) shall be liable or responsible for any pre-existing Hazardous Materials in, on, under or about the Premises, the Building, the Project or any adjacent property, prior to the Lease Commencement Date, or any migration of Hazardous Materials in, on, under or about the Premises, the Building, the Project or any adjacent property, at any time, unless caused by Tenant or a Tenant Party.

20.6 Obligation to Remediate Upon Expiration of Lease. Tenant shall surrender the Premises at the expiration or earlier termination of this Lease free of any Hazardous Materials or contamination and free and clear of all judgments, liens, licenses, restrictions or encumbrances relating thereto and, at its own cost and expense, shall repair all damage and clean up or perform any remedial action necessary relating to any Hazardous Materials or contamination caused by Tenant’s operation. Tenant, at its sole cost and expense, shall, following Landlord’s request, remove any alterations or improvements that may be contaminated or contain Hazardous Materials.

20.7 Landlord Indemnity. To the best of Landlord’s knowledge, except as may be in the possession of Nektar Therapeutics or any other tenant at the Project, no Hazardous

Materials are present in, on, under or about the Premises or the Project, and no action, proceeding, or claim is pending or threatened concerning any Hazardous Materials or pursuant to any Hazardous Materials laws or any other environmental law. Landlord shall defend, indemnify and hold Tenant and the Tenant Parties harmless from and against all claims, penalties, expenses and liabilities, including attorneys’ and consultants’ fees and costs, arising out of or caused in whole or in part, directly or indirectly, by or in connection with any Hazardous Materials in, on, under or about the Premises or Project, except to the extent the same results from Tenant’s or Tenant’s Agents’ release or admission of Hazardous Substances in or about the Premises in violation of Hazardous Materials Laws. For the purposes of the indemnity provisions hereof, any acts or omissions of Landlord or Landlord’s employees, agents, officers, contractors, directors and shareholders (whether or not they are negligent, intentional or unlawful) shall be strictly attributable to Landlord. Landlord’s obligations under this Paragraph 20.7 shall survive the termination or expiration of this Lease.

21. CONDEMNATION.

21.1 Termination of Lease. If the Premises or any portion thereof are Taken under the power of eminent domain, or sold by Landlord under the threat of the exercise of such power, this Lease shall terminate as to the part so Taken as of the date that the condemning authority takes possession. This Lease shall remain in full force and effect with respect to the remaining portion of the Premises. If any part of the Premises is taken or sold under such threat, and Tenant reasonably determines the loss of such portion of the Premises materially affects Tenant’s ability to conduct its business, either Landlord or Tenant may terminate this Lease as of the date that the condemning authority takes possession by delivery of written notice of such election within twenty (20) days after such party has been notified of the Taking or, in the absence thereof, within twenty (20) days after the condemning authority shall have taken possession. Notwithstanding the foregoing, Tenant’s right to terminate this Lease under the preceding sentence is contingent upon all leasehold mortgages (if any) of Tenant being paid in full.

21.2 Rent Reduction; Tenant’s Obligation To Repair. If this Lease is not terminated by Landlord or Tenant, it shall remain in full force and effect as to the portion of the Premises remaining; provided, however, that the Monthly Rent shall be reduced by the proportion that the floor area of the Building taken bears to the original floor area of the Building. In such event Tenant, at Tenant’s sole cost and expense, but subject to the availability of condemnation proceeds therefor, shall restore the Premises to a complete unit of like quality and character, except as to size, as existed prior to the date on which the condemning authority took possession.

21.3 Award. All awards for the Taking of any part of the Premises or proceeds from the sale made under the threat of the exercise of the power of eminent domain (other than the portions of such award expressly attributed by the governmental authority to the diminution in value of the leasehold estate which portion, subject to the rights of any ground lessor, shall be the property of Tenant) shall be the property of Landlord, whether made for the Taking of the fee, or as severance damages; provided, however, that Tenant shall be entitled to any award which is made for damage to Tenant’s trade fixtures and removable personal property and to a portion of the award necessary to restore the Premises as provided in Paragraph 21.2 above.

22. DEFAULT PROVISIONS.

22.1 Events of Default. The occurrence of any of the following shall constitute a default hereunder (“Default”):

22.1.1 The failure of Tenant to pay or cause to be paid when past due, within five (5) days after written notice, any Rent, monies or other charge required by this Lease to be paid by Tenant;

22.1.2 The abandonment of the Premises by Tenant for a period in excess of sixty (60) days during any single twelve (12) month period;

22.1.3 Any default (after expiration of any applicable notice and cure period) by Tenant under the terms of any leasehold mortgage;

22.1.4 The failure of Tenant, within thirty (30) days after notice, to do or cause to be done any act required by this Lease, or the failure to observe and perform any other provision of this Lease to be observed or performed by Tenant, other than payment of Rent, monies or charges required by this Lease. If a cure cannot be made within thirty (30) days, Tenant shall have an additional reasonable amount of time necessary to complete the cure using its diligent efforts. Notwithstanding the foregoing, if any such failure on the part of Tenant affects the health or safety of others, or would result in the destruction of property, Tenant shall immediately begin to cure and shall use its diligent efforts in pursuing said cure to completion;

22.1.5 Tenant’s causing or permitting, without the prior written consent of Landlord, any act for which this Lease requires Landlord’s prior consent, or if this Lease prohibits such act, and Tenant does not reverse or undo such act within ten (10) days after written notice from Landlord of such violation. Notwithstanding the foregoing, if any such act on the part of Tenant affects the health or safety of others, or would result in the destruction of property, Tenant shall immediately begin to cure and shall use its diligent efforts in pursuing said cure to completion;

22.1.6 Any act of bankruptcy caused, suffered or permitted by Tenant or, if Tenant is a partnership, any general partner of Tenant. For purposes of this Lease, an “act of bankruptcy” shall include the following: (i) any general assignment or general arrangement for the benefit of creditors; (ii) the filing of any petition by or against Tenant to have Tenant adjudged a bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy, unless such petition is filed against Tenant and the same is dismissed within ninety (90) days; (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease.

22.2 Rights of Landlord. Upon the occurrence, and during the continuance, of any Default, and in addition to any or all other rights or remedies of the Landlord hereunder or by law, Landlord, without further notice or demand of any kind to Tenant or any other person, shall have the following rights and remedies:

22.2.1 Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has right to sublet or assign, subject only to reasonable limitations). Landlord may continue this Lease in full force and effect and enforce all Landlord’s rights and remedies under this Lease, including the right to recover the Rent as it becomes due and any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. Landlord may sue monthly, annually or after such equal or unequal periods as Landlord desires for such amounts due.

22.2.2 Landlord (whether Landlord elects to continue this Lease in effect or terminate this Lease and Tenant’s right to possession hereunder) may reenter the Premises or take possession pursuant to legal proceedings or pursuant to any notice provided by law, and thereafter collect rent from existing sub-tenants of the Premises, if any, and(or) relet the Premises, in whole or in part, to third parties for Tenant’s account at such rent and upon such conditions and for such term as Landlord sees fit. Tenant shall pay to Landlord all costs actually and reasonably incurred in reletting the Premises or improvements thereon, including, without limitation, broker’s commissions, repairs, expenses of remodeling required by the reletting and like costs. Landlord may do all other acts necessary to maintain or preserve the Premises as Landlord deems reasonable and necessary, including removal of all persons and property, which property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. If Landlord shall elect to so relet, rentals received by Landlord from such reletting shall be applied in the following order: (i) to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; (ii) to the payment of any cost of such reletting; (iii) to the payment of the cost of any alterations and repairs; (iv) to the payment of Rent due and unpaid hereunder; (v) to the payment of any obligations of Tenant under any leasehold mortgage; and (vi) the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder. If reletting results in the actual payment of rentals at less than the Rent payable during that month by Tenant as required hereunder, Tenant shall pay such deficiency to Landlord from time to time immediately upon demand therefor by Landlord.

22.2.3 Landlord, by written notice to Tenant, may terminate this Lease and Tenant’s right to possession of the Premises. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, reletting, or the appointment of a receiver on Landlord’s initiative shall not terminate this Lease. If Landlord elects to terminate this Lease, Landlord may recover all of the following:

(a) The worth at the time of award of the unpaid Rent which had been earned at the time of termination. “Worth at the time of award” shall be computed by allowing interest to accrue at the Default Rate from the first day a breach occurs.

(b) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided. “Worth at the time of award” shall be determined by allowing interest at the Default Rate from the first day a breach occurs.

(c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided. “Worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank situated nearest the Premises at the time of award plus six percent (6%).

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom including, but not limited to, expenses of reletting, attorneys’ fees, costs of alterations and repairs, recording fees, filing fees and any other expenses customarily resulting from obtaining possession of Premises and releasing.

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.

22.2.4 If Tenant shall be in Default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under this Lease, Landlord may perform (but is not obligated to do so) the same for the account of Tenant, and if Landlord makes expenditures or incurs any obligation for the payment of money thereby, including, but not limited to, attorneys’ fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest thereon at the Default Rate, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord (without offset) immediately upon demand therefor.

22.2.5 Landlord, where permitted by applicable law, may seek to restrain any breach or threatened breach of any of Tenant’s obligations hereunder and/or may exercise any and all rights and remedies of a secured party under applicable law with respect to any property in which Landlord is granted a security interest under this Lease or otherwise.

22.3 Cumulative Remedies. Any right or remedy of Landlord under this Lease and any other right or remedy that Landlord may have at law, in equity or otherwise upon any Default or breach of any of the Tenant’s obligations hereunder shall be distinct, separate and cumulative rights or remedies and no right or remedy, whether exercised or not, shall be deemed to be in exclusion of any other.

22.4 Determining Rent on Default; Waiver; Security Interest.

22.4.1 For all purposes of this Paragraph 22, Rent, except Monthly Rent, shall be computed on the basis of the amount thereof accruing during the highest twelve (12) month period in the immediately preceding sixty (60) month period, except that if it becomes necessary to compute such Rent before a sixty (60) month period has occurred, then Rent shall be computed on the basis of the amount accruing during such shorter period.

22.4.2 The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition on any subsequent breach by Tenant. The acceptance of Rent hereunder by Landlord after any such breach shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No covenant, term or condition of this Lease or breach thereof by Tenant shall be deemed to have been waived by Landlord unless such waiver is in a writing executed by Landlord.

22.4.3 Tenant hereby grants and assigns to Landlord a security interest in all accounts, inventory, fixtures, equipment and personal property of Tenant originating from or hereafter placed in, on or about the Premises to secure each and every obligation of Tenant under this Lease. Upon demand from Landlord, Tenant shall execute, acknowledge and deliver such documents or instruments as reasonably may be required by Landlord to perfect its security interest in the above described property.

22.5 Curing of Default. Notwithstanding any other provision of this Paragraph 22, if an event of Default, other than for the payment of Rent or other monies owing from Tenant to Landlord hereunder, is of such a nature that the same cannot be cured upon demand by Landlord as specified in any written notice relating thereto, then such event of Default shall be deemed to be cured if Tenant upon such notice shall have commenced to cure such Default and shall continue thereafter with all due diligence to so cure and does so complete the same within a reasonable period of time.

22.6 Landlord’s Default. If Landlord shall neglect or fail to perform or observe any of the covenants, provisions or conditions contained in this Lease on its part to be performed or observed within thirty (30) days after written notice of default (or if more than thirty (30) days shall be required because of the nature of the default, if Landlord shall fail to proceed diligently to cure such default after written notice thereof), Landlord shall be responsible to Tenant for any foreseeable and unavoidable damages sustained by Tenant as a result of Landlord’s breach.

22.7 Tenant’s Right to Perform. If, after such notice to Landlord and Assignee (as defined in Paragraph 22.9 below), if any, Landlord and Assignee shall fail to cure such default as provided herein, Tenant shall have the right, but not the obligation, to cure any such default at Landlord’s sole cost and expense including in such expenditure all costs and attorneys’ fees incurred to cure such default or breach of Lease. Tenant shall have no right to terminate this Lease for any such default by Landlord unless otherwise specifically provided in this Lease.

22.8 Abatement. Except as expressly otherwise provided herein, Landlord and Tenant hereby waive the provisions of any statutes, regulations, ordinances, or court decisions which relate to the abatement of rent or termination of leases when leased property is damaged or destroyed and agree that such event shall be exclusively governed by the terms of this Lease.

22.9 Tenant to Notify Mortgagees. If Landlord’s estate in the Premises or any part thereof is at any time subject to a mortgage or a deed of trust, and if this Lease or the rentals due from Tenant hereunder are assigned to such mortgagee, trustee or beneficiary (called an “Assignee” for purposes of this paragraph 22 only) and if Tenant is given written notice thereof, including the post office address of such Assignee, Tenant shall give written notice to such Assignee, specifying the default of Landlord in reasonable detail and affording such Assignee a reasonable opportunity to render performance for and on behalf of Landlord. If and when the Assignee has rendered performance on behalf of Landlord, such default shall be deemed cured.

23. LIMITATION OF LANDLORD’S LIABILITY. If Landlord is in default of this Lease, and as a consequence, Tenant recovers a money judgment against Landlord, the judgment shall be satisfied only out of the proceeds of sale received on execution of the judgment and levy against the right, title, and interest of Landlord in the Premises, and out of rent or other income from the Premises receivable by Landlord or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title, and interest in the Premises. Neither Landlord nor Landlord’s Agents shall be personally liable for any deficiency except to the extent liability is based upon willful and intentional misconduct. If Landlord is a partnership, joint venture, or limited liability company, the partners or members of such partnership or limited liability company, as the case may be, shall not be personally liable, and no partner or member of Landlord (or of any affiliated entity) shall be sued or named as a party in any suit or action, or service of process be made against any partner or member of Landlord (or of any affiliated entity), except as may be necessary to secure jurisdiction of the partnership, joint venture, or limited liability company or to the extent liability is caused by willful and intentional misconduct. If Landlord is a corporation, the shareholders, directors, officers, employees, and/or agents of such corporation shall not be personally liable, and no shareholder, director, officer, employee, or agent of Landlord shall be sued or named as a party in any suit or action, or service of process be made against any shareholder, director, officer, employee or agent of Landlord, except as may be necessary to secure jurisdiction of the corporation. No partner, member, shareholder, director, employee, or agent of Landlord (or of any affiliated entity) shall be required to answer or otherwise plead to any service of process and no judgment will be taken or writ of execution levied against any partner, member shareholder, director, employee, or agent of Landlord.

24. SUBORDINATION-ATTORNMENT.

24.1 Tenant to Give Evidence of Subordination. Upon written request of Landlord, or any mortgagee or deed of trust beneficiary, or lessor of Landlord, Tenant in writing shall subordinate its rights hereunder to the lien of any mortgage or deed of trust now or hereafter in force against the land and buildings comprised of the Premises of which the Premises are a part, and upon any building hereafter placed upon the Premises, and to all advances made or hereafter to be made upon the security thereof; provided that Tenant obtains a non-disturbance agreement reasonably acceptable to Tenant from any such mortgagee or deed of trust beneficiary. Landlord agrees that as a condition precedent to delivery of possession of the Premises to Tenant, Landlord shall deliver to Tenant a fully executed non-disturbance and attornment from any mortgagee or deed of trust beneficiary of record as of the date of the mutual execution of this Lease.

24.2 Attornment. If any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by or to which the Landlord is subject covering the Premises, Tenant shall attorn to the purchaser or lessor under said lease upon any such foreclosure, sale or lease termination and recognize such purchaser or lessor as the Landlord under this Lease; provided, however, that the purchaser or lessor shall acquire and accept the Premises subject to this Lease and execute a subordination, non-disturbance and attornment agreement as a condition to Tenant’s attornment.

24.3 Execution of Documents by Tenant. Tenant, upon request of any party in interest, shall duly execute in recordable form such instruments and certificates as are necessary to carry out the intent of this Paragraph 24.

25. QUIET POSSESSION. Subject to the provisions and matters referred to in Paragraph 14 of this Lease, Tenant, upon paying the Rent and performing the covenants and conditions of this Lease, may quietly have, hold and enjoy the Premises during the Lease Term.

26. MISCELLANEOUS.

26.1 Captions and Terms. The captions to all paragraphs of this Lease are for convenience only, are not a part of this Lease, and do not in any way limit or amplify the terms and provisions of this Lease. The masculine pronoun used herein shall include the feminine or the neuter as the case may be, and the use of the singular shall include the plural when appropriate.

26.2 Obligations of Successors. Each of the provisions hereof are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate paragraph hereof, and all of the provisions hereof shall bind and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns (subject to any restrictions on assignment).

26.3 No Joint Venture. Nothing contained in this Lease shall be deemed or construed as creating a partnership, joint venture or any other relationship between the parties hereto other than Landlord and Tenant according to the provisions contained herein, or cause Landlord to be responsible in any way for the debts or obligations of Tenant or any other party.

26.4 Authority of Tenant. If Tenant is a corporation, the persons executing this Lease on behalf of Tenant hereby covenant and warrant that they have the authority to bind the Tenant to this Lease. Tenant hereby represents and warrants that Tenant is a corporation in good standing in the state of its origination, all steps have been taken prior to the date hereof to qualify Tenant to do business in the State of California, all franchise and corporate taxes have been paid to date, and all future forms, reports, fees and other documents necessary to comply with applicable laws will be filed when due.

26.5 No Right of Redemption. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being lawfully evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the premises by reason of a Default by Tenant hereunder.

26.6 Holding Over. If Tenant remains in possession of the Premises (a) after the expiration of the Lease Term without executing a new lease, or (b) after Landlord has declared a forfeiture by reason of a Default by Tenant, then such holding over shall be construed as a tenancy at sufferance from month-to-month, subject to all the conditions, provisions and obligations of this Lease insofar as they are applicable to a month-to-month tenancy, except that, beginning four (4) months after the initial date of such hold over, the Monthly Rent shall be increased to one hundred twenty-five percent (125%) of the Monthly Rent last due, payable monthly in advance. Notwithstanding the foregoing, if Tenant fails to vacate the Premises and fulfill all of its obligations hereunder at the end of the Lease Term, Tenant also shall be liable for all damages incurred by Landlord by reason of the latter’s inability to deliver possession of the Premises or any portion thereof to any other person; provided, however, Tenant shall not be liable for consequential damages to Landlord unless and until Tenant has received thirty (30) days prior notice that the Premises has been leased to such other person, and Tenant does not vacate the Premises within such thirty (30) day period.

26.7 Brokers. Except for Staubach and BT Commercial Real Estate, who shall be compensated by Landlord under separate agreements, Tenant and Landlord each warrants and represents that it has had no dealings with any real estate brokers or agents in connection with the negotiation of this Lease, and it knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Tenant and Landlord each shall defend, indemnify and hold the other harmless from and against any and all Claims by any person for any finder’s fees or brokerage fees incurred as a result of any action by such indemnifying party.

26.8 Non-Merger. There shall be no merger of this Lease, or of the leasehold estate created hereby, with the fee estate in and to the Premises by reason of the fact that this Lease, or the leasehold estate created hereby, or any interest in either thereof, may be held directly or indirectly by or for the account of any person who shall own the fee estate in and to the Premises, or any portion thereof, and no such merger shall occur unless and until all persons at the time having any interest in the fee estate and all persons having any interest in this Lease or the leasehold estate, shall join in a written instrument effecting such merger.

26.9 Recordation of Lease. Neither Landlord nor Tenant shall record this Lease or any other document relating to this Lease without the prior written consent of the other party.

26.10 Notices. No notice, request, demand, instruction or other document to be given hereunder to any party shall be effective for any purpose unless personally delivered to the person or delivered by reputable overnight courier, to the addresses set forth in Paragraph 2 above. Notice shall be deemed to have been given when received, if by personal delivery, or the next business day after the date of the courier’s receipt of mailing, if by reputable overnight courier. Notice shall not be deemed given unless and until, under the preceding sentence, notice shall be deemed given to all addressees to whom notice must be sent. The addresses and addressees for the purpose of this paragraph may be changed by giving written notice of such change in the manner herein provided for giving notice. Unless and until such written notice is received, the last address and addressee as stated by written notice, or provided herein if no written notice of change has been sent or received, shall be deemed to continue in effect for all purposes hereunder.

26.11 Attorneys’ Fees. If any action or proceeding (judicial or non-judicial) is commenced to enforce or interpret this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, together with all other costs and fees incurred by it in attempting to enforce the other party’s obligations and/or to protect its rights under this Lease, whether or not such action or proceeding proceeds to judgment.

26.12 No Other Agreements. This Lease represents the entire agreement between the parties hereto and supersedes any and all previous written or oral agreements or discussions between said parties and any other person or legal entity concerning the transactions contemplated herein. There are no representations, warranties or agreements except as specifically set forth in this Lease or to be set forth in the instruments or other documents delivered or to be delivered hereunder.

26.13 Amendments. No change in or addition to, or waiver or termination of this Lease, or any part hereof, shall be valid unless in writing and signed by or on behalf of the parties hereto.

26.14 No Third Party Benefit. The parties acknowledge and agree that the provisions of this Lease are for the sole benefit of Landlord and Tenant, and not for the benefit, directly or indirectly, of any other person or entity, except as otherwise expressly provided herein.

26.15 Exhibits. Each of the Exhibits attached hereto is hereby incorporated herein by this reference.

26.16 Severability. If any one or more of the provisions of this Lease are held to be invalid, illegal or unenforceable in any respect or for any reason, the validity, legality and enforceability of such provision or provisions in every other respect and of the remaining provisions of this Lease shall not in any way be impaired.

26.17 Governing Law/Jurisdiction. This Lease shall, in all respects, be interpreted, enforced and governed by and under the laws of the State of California.

26.18 Venue. The parties hereby expressly acknowledge and agree that if an action is brought with respect to this Lease, sole and proper venue for such action shall be in San Mateo, County, California.

26.19 Time. Time is hereby expressly made of the essence with respect to each and every term and condition of this Lease.

26.20 Entry By Landlord.

26.20.1 Inspection. Tenant shall permit Landlord and Landlord’s agents to enter the Premises at all reasonable times after reasonable prior notice not less than twenty-four (24) hours in advance for the purpose of inspecting the same and for the purpose of exercising any of its other rights or performing any of its obligations under this Lease.

26.20.2 Sale or Lease of Premises. Landlord may at any time place on or about the Premises any ordinary “For Sale” signs, and at any time within ten (10) months prior to the expiration of this Lease, place on or about the Premises any usual or ordinary “For Lease” signs. Landlord may enter the Premises at reasonable times upon reasonable prior notice not less than twenty-four (24) hours in advance during the Lease Term to show the Premises to prospective tenants, lenders, investors, or purchasers. In exercising its rights under this Paragraph 26.20.2, Landlord shall not unreasonably interfere with Tenant’s use or occupancy of the Premises.

26.20.3 Waiver. Landlord shall be permitted to enter upon the Premises in accordance with the terms hereof for any of the purposes stated herein without any liability to Tenant for any loss of occupation or quiet enjoyment resulting therefrom, except resulting from Landlord’s or its Agents’ gross negligence or willful misconduct, and Tenant hereby waives any claim for abatement of rent or for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment, or any other loss occasioned thereby.

26.21 Estoppel Certificates. Tenant shall at any time during the Lease Term, within ten (10) business days after written request from Landlord, execute and deliver to Landlord a statement in writing in the form of the document attached hereto as Exhibit F, or any reasonable equivalent requested by Landlord, certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification. Tenant’s statement shall include such other details as may be reasonably requested by Landlord. Any such statement may be relied upon conclusively by any existing or prospective purchaser or lender. Tenant’s failure to deliver such statements within such time shall be conclusive upon Tenant that this Lease is in full force and effect, except to the extent any modification has been represented in writing by Landlord to such prospective purchaser or lender, that there are no uncured defaults in Landlord’s performance, and that not more than one month’s rent has been paid in advance.

26.22 No Surrender. Except to the extent expressly provided for herein, no event or occurrence during the Lease Term, whether foreseen or unforeseen, however extraordinary, shall permit Tenant to surrender or terminate this Lease or shall relieve Tenant from any of its obligations hereunder, and Tenant waives any rights now or hereafter conferred upon it by statute or otherwise, except any rights set forth herein, to surrender or terminate this Lease or to claim any abatement or suspension of Rent or other sums payable hereunder on account of any such event or occurrence.

26.23 Consent of Landlord and Tenant. Whenever Landlord or Tenant is required to give its consent or approval to any action on the part of the other, such consent or approval shall not be unreasonably withheld, conditioned or delayed, unless otherwise expressly provided. In the event of failure to give any such consent, the other party hereto shall be entitled to specific performance at law and shall have such other remedies as are reserved to it under this Lease; provided, however that in no event shall Landlord or Tenant be responsible in monetary damages for such failure to give consent unless said consent is withheld maliciously or in bad faith.

26.24 Binding Effect. This Lease shall not be effective until fully executed by both Landlord and Tenant.

26.25 Covenants and Conditions. Each provision and obligation set forth in this Lease to be performed by Tenant shall be deemed both a covenant and a condition.

26.26 Furnishing of Financial Statements and Tenant’s Representations. To induce Landlord to enter into this Lease, Tenant agrees, at any time that Tenant is not required to publicly file such financial statements pursuant to the Exchange Act or any successor statute, it shall promptly furnish to Landlord, from time to time, upon Landlord’s written request, the most recent audited year-end financial statements reflecting Tenant’s current financial condition. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects.

26.27 Interpretation. This Lease has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Lease. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law (including California Civil Code § 1654) or legal decision that would require interpretation of any ambiguities in this Lease against the party that has drafted it is not applicable and is waived. The provisions of this Lease shall be interpreted in a reasonable manner to effect the purpose and intent of the parties to this Lease.

26.28 Waiver of Jury Trial and Counterclaims. THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND OR ANY CLAIM OF INJURY OR DAMAGE.

27. END OF TERM.

27.1 Surrender of Premises.

27.1.1 Upon the expiration of the Lease Term or earlier termination hereof through the exercise of any option to terminate this Lease granted herein (collectively referred to as the “Surrender Date”), title to the Building and the Premises shall be vested in Landlord. Thereupon, Tenant shall peaceably and quietly vacate the entire Premises, including the Building (a) in good order, condition and repair, except for normal wear and tear and damage from casualty or condemnation; and (b) free and clear of all lettings, occupancies, agreements, easements, encumbrances or other liens other than those to which this Lease was subject on the Lease Commencement Date and those caused, created by or consented to in writing by Landlord or otherwise permitted by the terms hereof.

27.1.2 Notwithstanding the exercise by either party of any option contained herein to terminate this Lease, any unsatisfied obligations of Tenant accruing on or prior to the Surrender Date and the indemnification provisions of Tenant contained in Paragraphs 15.1 and 20.5 shall survive the Surrender Date unless excused as of the Surrender Date by the provisions elsewhere contained in this Lease.

27.2 Re-Entry by Landlord. Upon the Surrender Date, Landlord, without further notice, may enter upon, re-enter, possess and repossess itself of the Premises, by summary proceedings, ejectment or otherwise, may dispossess and remove Tenant and all other persons and property from the Premises, and may have, hold and enjoy the Premises and the right to receive all Rent and other income of and from the same. As used in this Lease, the words “enter” and “re-enter” are not restricted to their technical legal meanings.

27.3 Tenant’s Equipment. Except as otherwise provided for in Paragraphs 9.1.8 and 13, any of Tenant’s Equipment (as defined in Paragraph 13.2 above) or other personal property which shall remain on the Premises after the Surrender Date and the removal of Tenant from the Premises, at the option of Landlord, may be deemed to have been abandoned by Tenant or any Subtenant and either may be retained by Landlord as its property or be disposed of, without accountability, in such manner as Landlord may see fit. However, except as otherwise provided for in Paragraphs 9.1.8 and 13, Landlord also shall have the right to require Tenant to remove any such equipment or other personal property at any time after the Surrender Date and the removal of Tenant from the Premises at Tenant’s own cost and expense and to repair any damage to the Premises resulting from such removal. From and after the Surrender Date, Landlord shall not be responsible for any loss or damage occurring to any property owned by Tenant or any Subtenant.

27.4 Survival. The provisions of this Paragraph 27 shall survive the Surrender Date.

28. Modifications Required by Landlord’s Lender. If, in connection with Landlord obtaining construction, interim or permanent financing, the lending party shall request reasonable modifications that do not affect the material terms to this Lease as a condition to such financing, Tenant shall execute such modifications hereto within ten (10) business days following written request therefor.

29. Expansion Option.

29.1 Option to Expand. Subject to the conditions set forth in this Paragraph 29, Tenant shall have the right, but not the obligation, to expand the Premises (the “Expansion Option”) to include approximately [10,000] rentable square feet of contiguous premises as more particularly shown on the floor plan attached hereto as Exhibit G (the “Expansion Space”).

29.2 Procedure for Expansion. Tenant may exercise the Expansion Option by providing Landlord, no later than the one year anniversary of the Rent Commencement Date, with written notice that Tenant exercises the Expansion Option. Within ten (10) days after the proper exercise of the Expansion Option, Tenant and Landlord shall enter into a written amendment to the Lease (the “Amendment”) which shall provide, unless otherwise agreed in writing, (a) that the Expansion Space will be delivered ready for construction of tenant improvements no later than thirty (30) days after the proper exercise of the Expansion Option; (b) that the rent commencement date of the Expansion Space shall be no later than one hundred eighty (180) days after the proper exercise of the Expansion Option; (c) that the Premises under the Lease shall be increased to include the rentable square footage of the Expansion Space; (d) the new Annual Rent, with the Expansion Space increasing the Annual Rent at the square foot rental rate then applicable under the Lease; (e) Tenant’s new Pro Rata Share of Operating Expenses based upon the addition of the Expansion Space to the Premises (provided that Tenant shall have no obligation to pay for any utilities or Operating Expenses with respect to the Expansion Space prior to the rent commencement date of the Expansion Space); (f) the proportionate increase to the Security Deposit (which shall be payable upon execution of the Amendment or provided by letter of credit as described in Paragraph 5.8 above); and (g) Landlord shall provide a tenant improvement allowance not to exceed One Hundred Forty Dollars ($140.00) per rentable square foot of Expansion Space (pro rated based on the remaining Lease Term (excluding any renewal options), and less the amount of Landlord improvements to the Expansion Space), which shall expire as to that portion not expended within twelve (12) months of the commencement date of the Expansion Space. In all other respects, the Lease shall remain in full force and effect, and shall apply to the Expansion Space.

29.3 Limitation on Expansion. Notwithstanding the above, the Expansion Option shall not be exercised by Tenant during such period of time that Tenant is in Default under any provision of the Lease beyond any applicable grace or cure period. Any attempted exercise of an Expansion Option during a period of time in which Tenant is in Default shall be void. Tenant shall also not be entitled to exercise the Expansion Option if Landlord has given Tenant three (3) or more notices of default under the Lease, whether or not the defaults are cured, during the five (5) month period prior to the date on which Tenant seeks to exercise any Option.

30. Right of First Refusal. In addition to Tenant’s rights under Paragraph 29, for a period commencing on the Lease Commencement Date and ending on the second (2nd) anniversary of the Rent Commencement Date (the “ROFR Period”), Tenant shall have a right of first refusal (the “ROFR Option”) to lease any future vacant space in the Building that may become available from time to time (any such space, “New Space”). During the ROFR Period, Landlord shall provide notice (the “ROFR Notice”) to Tenant of the material terms of any letter of intent from any third party proposing to lease New Space. Tenant may exercise the ROFR Option by providing Landlord, no later than ten (10) days after receipt of the ROFR Notice, with written notice that Tenant exercises the ROFR Option. Within thirty (30) days after the proper exercise of the ROFR Option, Tenant and Landlord shall enter into a written amendment to the Lease setting forth the terms and conditions for the lease of the New Space described in the applicable ROFR Notice, which terms and conditions shall be no less favorable to Landlord than those set forth in the ROFR Notice.

31. Right of First Offer. For a period commencing on the second (2nd) anniversary of the Rent Commencement Date and ending upon the expiration of the Lease Term, including any renewal terms, prior to offering any New Space to a new tenant, Landlord shall provide notice to Tenant of the availability of such space. The terms and conditions of any lease of such space shall be negotiated within ten (10) business days after Tenant receives notice from Landlord. Landlord shall be under no obligation to lease such space to Tenant if Tenant and Landlord are not able to reach an agreement of the material terms and conditions with respect to such New Space within such ten (10) business day period, then thereafter, Landlord may publicly market such space and may negotiate with other prospective tenants for the lease of such space.

WHEREFORE, the parties hereto have executed this Lease effective on the Effective Date first set forth above.

TENANT:		LANDLORD:

NUVELO, INC., a Delaware corporation		BMR-201 INDUSTRIAL ROAD LLC, a Delaware limited liability company

By:		By:
Name:	Lee Bendekgey	Name:	Gary A. Kreitzer
Title:	CFO	Title:	Executive Vice President

EXHIBIT A

Legal Description

EXHIBIT B

Site Plan

EXHIBIT C

Acknowledgement of Rent Commencement Date

EXHIBIT D

Work Letter

Work Letter

THIS WORK LETTER (this “Work Letter”) is made and entered into as of January 11, 2005 by and between BMR-201 INDUSTRIAL ROAD LLC, a Delaware limited liability company (“Landlord”), and NUVELO, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease, dated as of January 11, 2005 (the “Lease”), by and between Landlord and Tenant, for the premises located at 201 Industrial Road, San Carlos, California. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1. General Requirements.

1.1 Tenant’s Authorized Representative. Tenant designates Rob Middleton, Brian McPherson, Ron Malouf and Bryce Mason (each, a “Tenant’s Authorized Representative”), or any one of them, as the person or persons authorized to approve and initial all plans, drawings, change orders and approvals on Tenant’s behalf pursuant to this Work Letter. Tenant may change Tenant’s Authorized Representative at any time upon not less than five (5) business days advance written notice to Landlord. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or approved in writing by one of Tenant’s Authorized Representatives. The contact information for the Tenant’s Authorized Representatives are as follows:

Bryce Mason

1770 Pacific Avenue, #103

San Francisco, CA 94109

Phone: (415) 317-2100

Fax:     (415) 276-3065

Email: bryce@kbmpartners.com

Ron Malouf

675 Almanor

Sunnyvale, CA

Phone: (408) 215-4322

Email:  rmalouf@nuvelo.com

Rob Middleton

153 Kearny Street, #409

San Francisco, CA 94108

Phone: (415) 393-8062

Fax:     (415) 393-8008

Email: rob@colepm.com

Brian McPherson

153 Kearny Street, #409

San Francisco, CA 94108

Phone:	(415)393-8062
Fax:	(415)393-8008
Email:	brianm@colepm.com

1.2 Development Schedule. The schedule for design and development of Tenant’s Work (as hereinafter defined), including without limitation the time periods for preparation and review of construction documents, approvals and performance, whether by Landlord or by Tenant, shall be in accordance with that certain Time and Responsibility Schedule prepared by Landlord and Tenant, and attached as Schedule D-1 to this Work Letter, subject to adjustment as mutually agreed to in writing by the parties or as provided in this Work Letter (the “Development Schedule”).

1.3 Architects and Consultants. The architect, engineering consultants, design team, general contractor and all subcontractors responsible for the construction of Tenant’s Work shall be selected by Tenant and approved by Landlord. Landlord’s approval of the same shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves Dowler-Gruman Architects as Tenant’s architect.

2.	Landlord’s Work.

2.1 Landlord shall provide to Tenant on or before Rent Commencement Date the following items in a finished condition (collectively, “Landlord’s Work”):

(a) Base Building HVAC to support the fourth (4th) floor Common Areas.

(b) Building fire exit stairways. Stair wells are considered Common Areas of the Building. Tenant shall have the right to secure access to any of Tenant’s space from the common areas.

(c) Fire alarm systems for the Building Common Areas in compliance with applicable codes and regulations.

(d) Demise the fourth (4th) floor into a multi-tenant floor, which shall include corridors.

(e) Utility and electrical installation for 4,000 amps in the Building and to the Premises, including PG&E submeters for the Premises.

(f) Elevator service operational, with all inspections and maintenance completed.

(g) Concrete slab with a floor load capacity that is comparable to other life science laboratories in the San Francisco mid-peninsula area.

(h) Exterior ramp and exterior alterations to the Building or Common Areas to accommodate a shipping and receiving area for Tenant’s use. For the avoidance of doubt, any alterations to the interior of the Building or Common Areas related to such shipping and receiving area shall be included in Tenant’s Work (defined below), and

Landlord’s obligation to construct improvements under this Section 2.1(h) shall be subject to Approved Tenant Plans related to the interior portion of such shipping and receiving area.

2.2 Landlord’s Work shall be substantially completed by September 1, 2005. Landlord shall perform Landlord’s Work without any material interference to Tenant’s construction of Tenant’s Work, and shall have the right to perform Landlord’s Work after tendering possession to Tenant.

2.3 To the extent Landlord’s Work is not completed substantially by September 1, 2005 (“Delay in Landlord’s Work”), then the Rent Commencement Date shall be extended one day for each day of Delay in Landlord’s Work.

3. Tenant’s Work.

3.1 Work Plans. All work to be performed by Tenant (“Tenant’s Work”) shall be performed by Tenant at Tenant’s sole cost and expense and without cost to Landlord (except for the Tenant Improvement Allowance and, at Tenant’s option, the Additional Allowance) and in accordance with the Approved Tenant Plans (as defined below). The quality of Tenant’s Work shall be of a nature and character not less than the quality of other Class A life science tenants in the San Francisco mid-peninsula area (“Standard Improvements”). The design drawings, plans and specifications contained on Schedule D-2 to this Work Letter (the “Work Plans”) are the initial list of plans which Tenant shall develop and submit to Landlord for approval. Tenant shall prepare and submit to Landlord for approval schematics covering Tenant’s Work prepared in conformity with the applicable provisions of this Work Letter (the “Draft Plans”). The Draft Plans shall contain sufficient information to convey Tenant’s proposed design to Landlord and such other information as Landlord may reasonably request. Tenant shall be solely responsible for ensuring that the Work Plans and the Draft Plans reflect Tenant’s requirements for Tenant’s Work.

3.2 Landlord Approval of Plans. Landlord shall notify Tenant, within five (5) business days after receipt of the Draft Plans whether Landlord approves or objects to the Draft Plans and of the manner, if any, in which the Draft Plans are unacceptable. Landlord shall not object to any Draft Plans that set forth Standard Improvements. If Landlord makes objections to the Draft Plans, and provided such objections are reasonable, Tenant shall revise the Draft Plans and cause such objections to be remedied in the revised Draft Plans. Tenant shall then resubmit the revised Draft Plans to Landlord for approval. Within two (2) business days after Landlord receives the revised Draft Plans, Landlord shall approve or reasonably disapprove such Draft Plans. If Landlord does not respond within said two (2) business day period, Landlord shall be deemed to have approved of the Draft Plans. This procedure shall be repeated until the Draft Plans are finally approved by Landlord and written approval has been delivered to and received by Tenant. Landlord’s approval or reasonable objection to the revised Draft Plans and Tenant’s correction of the same shall be in accordance with this Section 3.2. The iteration of the Draft Plans which are finally approved by Landlord without objection are referred to as the “Approved Tenant Plans.” For the avoidance of doubt, Landlord acknowledges that Tenant will provide Draft Plans for the following, which following Landlord’s approval in accordance with this Section 3.2 shall be included as part of the Approved Tenant Plans: (a) a designated area for

Tenant’s storage purposes to be located adjacent to the new non-exclusive shipping and receiving area in the parking garage, subject to City of San Carlos’ (“City”) minimum parking requirements; (b) a designated area for Tenant’s Hazardous Materials storage area, which area may be located in the parking garage or outside on the parking lot, all subject to City’s approval and parking requirements; (c) a reasonable location for an outside generator pad; and (d) reasonable structural improvements to the Premises to increase the Building load for Tenant’s additional storage purposes.

3.3 Completion of Tenant’s Work. Tenant will perform and cause to be completed Tenant’s Work (a) in a good and workmanlike manner; (b) in compliance with the Lease and this Work Letter in strict conformance with the Approved Tenant Plans; (c) otherwise in compliance with the Lease and this Work Letter; and (d) in accordance with all Applicable Laws, Landlord’s and Tenant’s insurance carriers and the board of fire underwriters having jurisdiction. Completion of all Tenant’s Work shall be subject to Landlord’s reasonable approval.

3.4 Conditions to Performance of Tenant’s Work. Prior to the commencement of Tenant’s Work, Tenant shall submit to Landlord, for Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed), a list (the “Contractor List”) of project managers and licensed contractors and/or subcontractors who will perform Tenant’s Work. Landlord shall give Tenant notice of its approval or disapproval of the Contractor List within five (5) business days after Landlord’s receipt of the Contractor List. If Landlord does not respond within said five (5) business day period, Landlord shall be deemed to have approved of the Contractor List. If Landlord reasonably disapproves one or more parties on the Contractor List, Landlord shall state the reason for its disapproval and Tenant shall revise the Contractor List and resubmit the same to Landlord for Landlord’s approval in accordance with the preceding two sentences. Notwithstanding the foregoing, Landlord hereby approves BCCI Construction as Tenant’s general contractor; provided that Landlord shall receive a credit of $25,000 against the Tenant Improvement Allowance to cover the fees of Landlord’s construction manager.

3.5 Requests for Consent. Landlord shall respond to all requests for consents, approvals, directions or the like made by Tenant pursuant to this Work Letter within five (5) business days following Landlord’s receipt of such request. Requests need be sent only to Landlord’s General Counsel at Landlord’s San Diego office, either by fax (858-485-9843) or email (gkreitzer@biomedrealty.com). Landlord’s failure to respond within such five (5) business day period shall be deemed approval by Landlord.

4. Tenant’s Construction Obligations Do Not Delay Rent Commencement Date. Notwithstanding any Tenant Work to be performed by Tenant, the commencement of the Lease Term and Tenant’s obligation to pay Rent shall not, under any circumstances, be extended or delayed beyond September 1, 2005, unless Landlord does not cause temporary power to be provided to the Building with an electricity load equal to approximately 50 amps on or prior to February 1, 2005 (in which case the Rent Commencement Date shall be extended by a day for each day that Landlord fails to complete such Landlord’s work after February 1, 2005); provided that the Premises are delivered to Tenant on or before February 1, 2005 and there are no delays by Landlord in performing Landlord’s Work pursuant to this Work Letter or the Lease. Tenant shall perform promptly such of its obligations contained in this Work Letter as are to be performed by it. Tenant shall also observe and perform all of its obligations under the Lease from the Lease Commencement Date, while performing Tenant’s Work, other than the payment of Rent.

5. Completion of Tenant’s Construction Obligations. Tenant, at Tenant’s sole cost and expense and without cost to Landlord (except for the Tenant Improvement Allowance and, at Tenant’s option, the Additional Allowance), shall complete Tenant’s Work described in this Work Letter in all respects in accordance with the provisions of the Lease, and not later than December 31, 2005, except for extensions due to Landlord delays or force majeure, after which date Landlord’s obligation to fund the Tenant Improvement Allowance and the Additional Allowance shall expire. Tenant’s Work shall be completed at such time as Tenant shall (1) furnish evidence reasonably satisfactory to Landlord that (i) all of Tenant’s Work has been completed (which may be evidenced by the architect’s certificate of completion and the general contractor’s and subcontractor’s final waivers and releases of liens), (ii) such work has been accepted by Landlord, which acceptance shall not be unreasonably withheld, (iii) any and all liens therefor that have been or might be filed have been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived, and (iv) no security interests relating thereto are outstanding; (2) furnish to Landlord all certifications and approvals with respect to Tenant’s Work that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Premises; (3) furnish to Landlord the insurance required by the Lease; and (4) furnish an affidavit from Tenant’s architect certifying that all of Tenant’s Work performed in the Premises is in substantial accordance with the Approved Plans.

6. Insurance. Tenant shall provide, or shall cause Tenant’s contractors and subcontractors to provide, in addition to the insurance required of Tenant pursuant to the Lease, the following types of insurance:

6.1 Builders Risk Insurance. At all times during the period between the commencement of construction of Tenant’s Work and completion of Tenant’s Work, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder’s Risk Form, covering Landlord, Landlord’s agents, Tenant and Tenant’s contractors, as their interests may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant’s Work and builder’s machinery, tools and equipment, all while forming a part of, or contained in, such improvements or temporary structures while on the Premises, or when adjacent thereto, all on a completed value basis for the full insurable value at all times. Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents and employees.

6.2 Workers’ Compensation. At all times during the period of construction of Tenant’s Work, Tenant will itself, if necessary, and will require contractors and subcontractors to maintain statutory Workers’ Compensation insurance.

7. Liability.

7.1 Tenant’s Liability. Tenant assumes the responsibility and liability for any and all injuries or death of any persons, including Tenant’s contractors and subcontractors, and their respective employees and for any and all damages to property caused by, or resulting from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors or their respective employees, in the prosecution of Tenant’s Work and with respect to such work. Tenant agrees to indemnify, defend, protect and save free and harmless Landlord, from and against all losses and/or expenses, including reasonable legal fees and expenses, which Landlord may suffer or pay as the result of claims or lawsuits due to, because of, or arising out of any and all such injuries or death and/or damage, whether real or alleged and Tenant and Tenant’s contractors and/or subcontractors or their respective insurance companies shall assume and defend at their own expense all such claims or lawsuits; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against the negligent or wrongful acts or omissions of Landlord, its agents, employees and contractors nor to affect or modify the terms of the Lease. Any approval or consent by Landlord shall in no way obligate Landlord in any manner whatsoever in respect of the finished product designed and/or constructed by Tenant or its contractors. Any deficiency in design or construction, although the same has prior approval of Landlord, shall be solely the responsibility of Tenant. All construction materials and equipment furnished by Tenant as Tenant Work, except for personal property, furniture and trade equipment, shall be new or “like-new” and all work shall be performed in a first-class workmanlike manner.

7.2 Landlord’s Liability. Landlord assumes the responsibility and liability for any and all injuries or death of any persons, including Landlord’s contractors and subcontractors, and their respective employees and for any and all damages to property caused by, or resulting from or arising out of any act or omission on the part of Landlord, Landlord’s contractors or subcontractors or their respective employees, in the prosecution of Landlord’s Work and with respect to such work. Landlord agrees to indemnify, defend, protect and save free and harmless Tenant, from and against all losses and/or expenses, including reasonable legal fees and expenses, which Tenant may suffer or pay as the result of claims or lawsuits due to, because of, or arising out of any and all such injuries or death and/or damage, whether real or alleged and Landlord and Landlord’s contractors and/or subcontractors or their respective insurance companies shall assume and defend at their own expense all such claims or lawsuits; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Tenant harmless from or against the negligent or wrongful acts or omissions of Tenant, its agents, employees and contractors nor to affect or modify the terms of the Lease.

8. Tenant Improvement Allowance.

8.1 Application of Tenant Improvement Allowance. Landlord shall contribute first the Tenant Improvement Allowance and second, at Tenant’s option, the Additional Allowance toward the costs and expenses incurred in connection with the performance of Tenant’s Work. If the entire Tenant Improvement Allowance is not applied toward or reserved for the costs of Tenant’s Work, any unused portion of the Tenant Improvement Allowance shall be credited against Monthly Rent payments as such Monthly Rent payments become due.

8.2 Approval of Budget for Tenant’s Work. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter, Landlord shall not have any obligation to advance to Tenant any portion of the Tenant Improvement Allowance or Additional Allowance until Landlord shall have reasonably approved, in writing, the project budget for the Tenant’s Work

(an “Approved Budget”). Landlord shall respond to the proposed budget within five (5) business days of submittal by Tenant, and if Landlord does not respond within said five (5) business day period, such proposed budget shall be deemed approved. Landlord’s consent to the proposed budget shall not be unreasonably withheld. If the Approved Budget exceeds the Tenant Improvement Allowance, then within five (5) business days of the day Landlord approves such budget, Tenant may request in writing that Landlord fund the Additional Allowance in accordance with Paragraph 4.5 of the Lease. In the event Tenant makes such election with respect to the Additional Allowance, the Combined Allowance shall be used to fund the Approved Budget; provided, however, that in the event Tenant does not request the Additional Allowance, or the Combined Allowance is still not sufficient to cover the Approved Budget (including any approved Tenant Changes), then Tenant shall deliver to Landlord within five (5) business days a letter of credit in favor of Landlord in an amount sufficient to cover such excess costs (“Tenant’s Costs”). Once all funds in the Tenant Improvement Allowance and the Additional Allowance, if applicable, have been paid by Landlord, Tenant shall pay for the Tenant’s Costs directly to the contractors, subcontractors or vendors, and in the event Tenant does not directly pay such Tenant’s Costs within a reasonable period of time, Landlord shall be entitled to draw from the letter of credit described above. In the event Tenant pays for the Tenant’s Costs directly to Tenant’s contractors, subcontractors or vendors, Landlord shall return said letter of credit to Tenant upon Tenant’s completion of Tenant’s Work in accordance with Section 5 hereof.

8.3 Advance Requests. Upon submission by Tenant to Landlord of a statement (an “Advance Request”) from Tenant’s contractor, subcontractor or vendor setting forth the total amount requested therefrom and a reasonably detailed summary of the work performed (which shall be satisfied by a copy of an AIA standard form Application for Payment (G702) executed by the general contractor and by the architect) accompanied by unconditional partial lien releases from the general contractor and the relevant subcontractors in respect of the prior advance and conditional lien releases from the general contractor and the relevant subcontractors in respect of the current Advance Request, Landlord, within seven (7) business days following receipt by Landlord of an Advance Request and the accompanying materials, shall make such payment directly to Tenant’s contractor, subcontractor or vendor, as applicable; provided, however, that Landlord shall not be responsible for payments for Tenant’s Work once all funds in the Tenant Improvement Allowance and the Additional Allowance, if applicable, have been used.

8.4 Use of the Tenant Improvement Allowance. The Tenant Improvement Allowance may be used for the payment of Tenant’s furniture, personal property, equipment (including non-building system equipment), and trade fixtures in accordance with Paragraph 4.5 of the Lease, including without limitation, data cabling, telephone and data equipment, security, audio/visual equipment, white noise and furniture systems (“FF&E”). As provided in Paragraph 4.5 of the Lease, in no event shall more than fifteen percent (15%) of the Tenant Improvement Allowance be used to purchase FF&E. The FF&E shall be part of the Approved Budget.

9. Existing Building Materials; Removal of Tenant’s Property. Any existing building materials within the Premises that Tenant reuses (e.g., lights, doors, frames, hardware, etc.) shall be at no cost to Tenant and shall not be deducted from the Tenant Improvement Allowance or Additional Allowance.

10. Changes. Any major changes requested by Landlord or Tenant to Tenant’s Work after Landlord signs the Approved Plans shall be requested and instituted in accordance with the provisions of this Section 10 and shall be subject to the reasonable written approval of the party not requesting the change.

10.1 Tenant Change Requests.

10.1.1 If, after Landlord signs the Approved Plans, Tenant shall request changes to Tenant’s Work or request major changes to the Tenant’s Work already installed (“Tenant Changes”), Tenant shall request such Tenant Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Tenant Change Request”), which Tenant Change Request shall detail (i) the nature and extent of any such Tenant Change and (ii) an estimate of the additional cost or savings and the time savings or delay involved with respect to such Tenant Change. If the nature of such Tenant Change requires revisions to the Approved Plans in order to comply with Applicable Laws, then Tenant shall be solely responsible for the cost of such revisions. Such Tenant Change Request must be signed by one of Tenant’s Authorized Representatives or Landlord shall not be required to process such Tenant Change Request. Landlord, before approving a Tenant Change to Tenant’s Work, shall use its best efforts to respond to Tenant as soon as is reasonably possible with an estimate of the time it will take Landlord to analyze the Tenant Change Request. Landlord shall thereafter submit to Tenant in writing, within five (5) business days receipt of the Tenant Change Request (or such longer period of time as is reasonably required depending on the extent of the Tenant Change Request), Landlord’s approval or disapproval of the Tenant Change Request. If Landlord fails to respond to the Tenant Change Request, then the Tenant Change Request shall be deemed accepted and Tenant shall be permitted to proceed with the Tenant’s Work in accordance with the Tenant Change Request.

10.1.2 Landlord shall approve or reject the Tenant Change Request according to the guidelines established pursuant to Section 3 hereof. If Landlord does not approve in writing the Tenant Change Request, the Tenant Change Request shall be deemed rejected and Tenant shall not be permitted to construct Tenant’s Work in accordance with the Tenant Change Request.

10.2 Landlord Change Requests.

10.2.1 If, after Landlord signs the Approved Plans, Landlord shall request reasonable changes to Tenant’s Work or request reasonable changes to the Tenant’s Work already installed (“Landlord Changes”), Landlord shall request such Landlord Changes by notifying Tenant in writing in substantially the same form as the AIA standard change order form (a “Landlord Change Request”), which Landlord Change Request shall detail the nature and extent of any such Landlord Change. If the nature of such Landlord Change requires revisions to the Approved Plans, then Landlord shall be solely responsible for the cost of such revisions. Tenant shall, before proceeding with any Landlord Change to Tenant’s Work, use its best efforts to respond to Landlord as soon as is reasonably possible within estimate of (i) the time it will take Tenant to analyze the Landlord Change Request, and (ii) the architectural and engineering fees and costs which will be incurred in order to analyze such Landlord Change Request and Tenant shall thereafter submit to Landlord in writing, within five (5) days receipt of the Landlord Change Request (or such longer period of time as is reasonably required depending on the extent of the Landlord Change Request), an estimate of the additional cost or savings involved with respect to Tenant’s Work.

10.2.2 If the Landlord Change impacts on Tenant’s Work, then if Landlord approves in writing the cost or savings, Tenant shall cause the approved Landlord Change to be instituted. If Tenant does not approve in writing the cost or savings and the extension in the time for completion of Tenant’s Work, then the Landlord Change Request shall be deemed rejected and Tenant shall not be required to construct Tenant’s Work in accordance with the Landlord Change Request. All additional costs and expenses payable by Tenant to complete Tenant’s Work due to the Landlord Change Request shall be reimbursed by Landlord, but shall not result in any reduction in the Tenant Improvement Allowance or Additional Allowance. If as a result of the Landlord Change, Tenant’s Work is not completed by September 1, 2005, the Rent Commencement Date shall be extended a day for each day that such Landlord Change delays completion of Tenant’s Work.

11. Costs. Except as provided in Section 10.2, Landlord is under no obligation to bear any portion of the cost of any of Tenant’s Work except to the extent of the Tenant Improvement Allowance, Landlord’s contribution to a preliminary space planning “test-fit” as provided in Section 4.5 of the Lease, and, at Tenant’s option, the Additional Allowance.

12. Miscellaneous.

12.1 Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

12.2 Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless the same is in writing, signed by Landlord and Tenant.

12.3 Counterparts. This Work Letter may be executed in any number of counterparts, but all counterparts taken together shall constitute a single document.

12.4 Governing Law. This Work Letter shall be governed by, construed and enforced in accordance with the laws of the State of California.

12.5 Time of the Essence. Time is of the essence of this Work Letter and of each and all provisions thereof.

12.6 Delay. Tenant shall be excused for any delay in completion of any portion of Tenant’s Work caused by acts of God, acts of Landlord, inclement weather, labor trouble, acts of public utilities, or changes requested by Landlord which are, in each case, beyond the reasonable control of Tenant.

12.7 Severability. If any term or provision of this Work Letter is declared invalid or unenforceable, the remainder of this Work Letter shall not be affected by such determination and shall continue to be valid and enforceable.

12.8 Merger. All understandings and agreements, oral or written, heretofore made between the parties hereto and relating to Tenant’s Work are merged in this Work Letter, which alone (but inclusive of provisions of the Lease incorporated herein and the final Approved Plans prepared pursuant hereto) fully and completely expresses the agreement between Landlord and Tenant with regard to the matters set forth in this Work Letter.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

TENANT:		LANDLORD:

NUVELO, INC.,		BMR-201 INDUSTRIAL ROAD LLC,
a Delaware corporation		a Delaware limited liability company

By:		By:
Name:	Lee Bendekgey	Name:	Gary A. Kreitzer
Title:	CFO	Title:	Executive Vice President

EXHIBIT E

Rules and Regulations

EXHIBIT F

Estoppel Certificate